UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to § 240.14a-12

Autobytel Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOBYTEL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 18, 2015

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), will be held at the offices of the Company, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, on Thursday, June 18, 2015, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.       To elect two Class II Directors;

2.       To hold an advisory vote on the compensation of the Company’s named executive officers (“Say-on-Pay Proposal”);

3.       To ratify the appointment by the Company’s Audit Committee of Moss Adams LLP as the Company’s independent registered public accounting firm for 2015 (“Accounting Firm Ratification Proposal”); and

4.       To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

At the Annual Meeting, the Board of Directors intends to present Mark N. Kaplan and Michael A. Carpenter as nominees for election to the Board of Directors.

The Board of Directors has fixed the close of business on April 24, 2015 as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Autobytel, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and will also be available for examination by any stockholder at the Annual Meeting until its adjournment.

PLEASE READ CAREFULLY THE ACCOMPANYING PROXY STATEMENT.  AUTOBYTEL INVITES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING.  TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD. PRIOR TO THE ANNUAL MEETING, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD.

By Order of the Board of Directors

Jeffrey H. Coats President and Chief Executive Officer
Irvine, California
April 29, 2015

IMPORTANT

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NEW YORK 11717, TO BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME ON THE DAY BEFORE THE ANNUAL MEETING.  IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOBYTEL OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN MAILING IN YOUR PROXY CARD PROMPTLY. PRIOR TO THE ANNUAL MEETING, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD.

Proxy Statement

Autobytel Inc.
18872 MacArthur Boulevard, Suite 200
Irvine, California  92612-1400

Annual Meeting
To Be Held on June 18, 2015

The Annual Meeting

The enclosed proxy is solicited by and on behalf of the Board of Directors (“Board”) of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), for use at Autobytel’s 2015 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, June 18, 2015 at 10:00  a.m., Pacific Daylight Time, at the offices of the Company, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement of Autobytel is being mailed on or about May 6, 2015 to each stockholder of record as of the close of business on April 24, 2015.

Record Date and Outstanding Shares

The Board has fixed the close of business on April 24, 2015 as the record date for the Annual Meeting (“Record Date”).  Only holders of record of Autobytel’s common stock, $0.001 par value per share (“Common Stock”), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.  As of the close of business on the Record Date, there were 8,880,630 shares of Common Stock outstanding and entitled to vote.

Quorum and Voting

Quorum.  The holders of record of a majority in voting power of the shares of stock of the Company issued and outstanding and entitled to be voted, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof.  Shares not present in person or by proxy at the Annual Meeting will not be counted for purposes of determining a quorum at the Annual Meeting.  In the event there are not sufficient shares present to establish a quorum or to approve proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

Vote Required.  Holders of Autobytel Common Stock are entitled to one vote for each share held as of the Record Date on all matters to be voted on.  The Company's Bylaws provide that, except as otherwise provided in the Company's Certificate of Incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to the Company or by applicable law or regulation, all matters will be decided by the vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on the matter.  In the election of directors (Proposal 1), the Bylaws provide that the persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected.  The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on such proposal is required to approve Proposal 2 (Say-On-Pay Proposal) and Proposal 3 (Accounting Firm Ratification Proposal).  Proposal 2 is a non-binding advisory vote.  None of the proposals are contingent upon the approval of any other proposal.

Abstentions.  Abstentions will be counted for purposes of determining a quorum at the Annual Meeting.  An abstention for any proposal, other than Proposal 1 (Election of Directors), will have the same effect as a vote against such proposal.  As to Proposal 1, because the number of nominees is equal to the number of directors being elected at the Annual Meeting, abstentions will not affect the election of the nominees to the Board of Directors as long as each nominee receives at least one vote in favor of the nominee’s election.

Broker Discretionary Voting.  If your shares are held in a brokerage account, by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being sent to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote.  If you do not give instructions to your brokerage firm or bank, it will still be able to vote your shares with respect to “discretionary” proposals, but will not be allowed to vote your shares with respect to “non-discretionary” proposals.  The Company expects that Proposal 3 (Accounting Firm Ratification Proposal) will be considered to be a discretionary proposal on which banks and brokerage firms may vote.  The Company expects that all other proposals being presented to stockholders at the Annual Meeting will be considered to be non-discretionary items on which banks and brokerage firms may not vote.  Therefore, if you do not instruct your broker or bank regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to these proposals.  In the case of these non-discretionary items, the shares will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.  Your failure to give instructions to your bank or broker will not affect the outcome of Proposal 1 as long as a nominee receives at least one vote in favor of the nominee’s election, nor the outcomes of Proposals 2 or 3, because these proposals require the affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on these proposals, and broker non-votes will not be deemed “entitled to vote on the proposal” and therefore are not counted in the vote for these proposals.

Expenses of Proxy Solicitation

Officers, directors and regular employees of Autobytel may solicit proxies in person or by regular mail, electronic mail, facsimile transmission or personal calls.  These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.  In addition, Autobytel has retained MacKenzie Partners, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting.  The estimated fees and costs for those proxy solicitation services are $6,500 plus reasonable disbursements.

Autobytel will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting.  Banks, brokerage firms and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies.  They will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard.

Voting of Proxies

Shares may be voted by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope.

All properly signed proxies received prior to the vote at the Annual Meeting and that are not properly revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR the nominees for Class II Directors (Proposal 1); FOR Proposal 2 (Say-On-Pay Proposal); and FOR Proposal 3 (Accounting Firm Ratification Proposal).  The Board does not know of any other matter to be presented for action at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment.

Stockholders may provide voting instructions for voting of their proxies using the Internet at www.proxyvote.com or by calling 1.800.690.6903. Providing voting instructions using the Internet or by calling requires stockholders to input the Control Number located on their proxy cards.  The cutoff time for providing voting instructions via the Internet or by calling is 11:59 p.m. Eastern time the night before the date of the Annual Meeting (“Voting Instructions Cutoff Time”).

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking either of the following actions:  (i) delivering to the Company’s Secretary a revocation of the proxy or a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or (ii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. Stockholders may also revoke a prior proxy by providing later voting instructions for voting of a later proxy prior to the Voting Instructions Cutoff Time.

Recommendation of the Board of Directors

The Board of Directors of Autobytel recommends that Autobytel stockholders vote FOR the election of Mr. Kaplan and Mr. Carpenter as Class II Directors (Proposal 1), FOR Proposal 2 (Say-On-Pay Proposal) and FOR Proposal 3 (Accounting Firm Ratification Proposal).

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.  PRIOR TO THE ANNUAL MEETING, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 accompanies this Proxy Statement.  If requested, Autobytel will furnish you with a copy of any exhibit listed on the exhibit index to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 upon payment of a reasonable copy fee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 18, 2015:  Copies of this Proxy Statement, the form of Proxy and the Company’s Annual Report on Form 10-K are available online at http://www.autobytel.com/proxymaterials.  Stockholders wishing to attend the Annual Meeting may obtain directions by calling the Company at 949.862.1391.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTORS

Nominees for Class II Directors

Mr. Mark N. Kaplan and Mr. Michael A. Carpenter are the Board’s nominees for election as Class II Directors at the Annual Meeting.  The Board made these nominations at the recommendation of the Board of Director’s Corporate Governance and Nominations Committee.  A Class II Director will hold office until the 2018 Annual Meeting of Stockholders and until that director’s successor is duly qualified and elected.

Mark N. Kaplan.  Mr. Kaplan has served as a director of Autobytel since June 1998.  Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to that firm, Chairman of the Board and Chief Operating Officer of Engelhard Minerals & Chemicals Corporation (mining and chemicals) from 1977 to 1979, and President and Chief Executive Officer of Drexel Burnham Lambert (investment banking) from 1970 to 1977.  Mr. Kaplan serves on the Board of Directors of the following companies whose shares are publicly-traded:  American Biltrite Inc. (adhesive-coated, pressure-sensitive papers and films; tile flooring) and Volt Information Sciences, Inc. (staffing services and telecommunications and information solutions), and is Chairman of the Audit Committee of Volt Information Sciences, Inc.  He also serves as a Trustee of Bard College, the New York Academy of Medicine, a member and former Chairman of the New York City Audit Committee, a Trustee and Chairman of the Audit Committee of WNET.org (provider of public media in the New York City metropolitan area), a director of Gresham Management Co. (commodities management), and a director of The Jim Pattison Group (a conglomerate).  Mr. Kaplan was formerly the Chairman of the Audit Advisory Committee of the Board of Education of The City of New York, Vice-Chairman and Governor of the Board of Directors of The American Stock Exchange, Inc., and a director of Security Industry Automation Corporation.  Mr. Kaplan holds an A.B. Degree from Columbia College and a J.D. Degree from Columbia Law School.  Mr. Kaplan’s experience in securities and corporate laws, mergers and acquisitions, investment banking and business management, as well as his qualification as an audit committee financial expert, led the Board to conclude that Mr. Kaplan should serve as one of the Company’s directors.

Michael A. Carpenter.  Mr. Carpenter has served as a director of Autobytel since September 2012.  Mr. Carpenter served as the Chief Executive Officer and as a director of Ally Financial Inc. from November 2009 until his retirement in February 2015.  Ally Financial is one of the nation’s largest financial services companies, with a concentration in automotive lending.  In 2007, he founded Southgate Alternative Investments, Inc.  From 2002 to 2006, he was Chairman and Chief Executive Officer of Citigroup Alternative Investments, overseeing proprietary capital and customer funds globally in various alternative investment vehicles.  From 1998 to 2002, Mr. Carpenter was Chairman and Chief Executive Officer of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally.  Mr. Carpenter was named Chairman and Chief Executive Officer of Salomon Smith Barney Inc. in 1998, shortly after the merger that created Citigroup.  Prior to Citigroup, Mr. Carpenter was Chairman and Chief Executive Officer of Travelers Life & Annuity and Vice Chairman of Travelers Group Inc. responsible for strategy and business development.  From 1989 to 1994, Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company.  From 1986 to 1989, Mr. Carpenter was Executive Vice President of GE Capital Corporation.  He first joined GE in 1983 as Vice President of Corporate Business Development and Planning and was responsible for strategic planning and development as well as mergers and acquisitions.  Earlier in his career, Mr. Carpenter spent nine years as Vice President and Director of the Boston Consulting Group and three years with Imperial Chemical Industries of the United Kingdom.  Mr. Carpenter received a B.S. Degree from the University of Nottingham, England, and a M.B.A. from the Harvard Business School where he was a Baker Scholar.  Mr. Carpenter also holds an honorary degree of Doctor of Laws from the University of Nottingham.  He serves on the boards of US Retirement Partners and the New York City Investment Fund and has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex and various other private and public companies.  Mr. Carpenter’s experience in investment and commercial banking, executive management and capital markets led the Board to conclude that Mr. Carpenter should serve as one of the Company’s directors.

Voting for Election of Class II Directors

The persons named in the enclosed proxy card will vote FOR the election of Mark N. Kaplan and Michael A. Carpenter as Class II Directors unless instructed otherwise in the proxy.  Because no other nominees have been properly and timely nominated in accordance with the Company’s Bylaws, Mr. Kaplan and Mr. Carpenter will each be elected as Class II Directors as long as they receive at least one vote for their respective election.  Holders of Common Stock are not entitled to cumulate their votes in the election of directors.  Although Mr. Kaplan and Mr. Carpenter have each consented to serve as a director if elected, and the Board has no reason to believe that either of them will be unable to serve as a director, if Mr. Kaplan or Mr. Carpenter withdraws his nomination or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board.  Abstentions and “broker non-votes” will not have any effect on the outcome of the voting for the election of Class II Directors as long as a nominee receives at least one vote in favor of the nominee’s election.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE “FOR” THE ELECTION OF MR. KAPLAN AND MR. CARPENTER.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), requires that the Company include in this Proxy Statement a non-binding stockholder vote on the compensation of our named executive officers as described in this Proxy Statement.

The Board believes that the Company’s long-term success depends in large measure on the talents of its employees. Autobytel’s compensation program plays a significant role in its ability to attract, retain and motivate the highest quality workforce.  The Board believes that the Company’s current compensation program directly links executive compensation to performance, aligning the interests of Autobytel’s executive officers with those of its stockholders.  The Board endorses the Company’s executive compensation program and encourages stockholders to review the Compensation Discussion and Analysis, tables and disclosures included under the Section entitled “EXECUTIVE COMPENSATION” of this Proxy Statement.

The Board recommends that the stockholders vote FOR the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.

Because the vote on Proposal 2 is advisory, it will not be binding upon the Board or the Board’s Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal.  However, the Board and Compensation Committee value the opinions that the Company’s stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve the advisory (non-binding) vote on executive compensation.  The persons named in the enclosed proxy card will vote FOR the proposal unless instructed otherwise in the proxy.  Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will not have any effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2015.  The Audit Committee and the Board recommend that you ratify this appointment.  In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

RESOLVED, that the appointment of Moss Adams LLP as the independent registered public accounting firm for the Company for the year 2015 is ratified.

Stockholder ratification of the Audit Committee’s selection of Moss Adams as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise.  Nevertheless, the Board is submitting the selection of Moss Adams to the stockholders for ratification as a matter of good corporate practice and will reconsider whether to retain Moss Adams if the stockholders fail to ratify the Audit Committee’s selection.  In addition, even if the stockholders ratify the selection of Moss Adams, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.  A member of Moss Adams will attend the Annual Meeting to make a statement if the member desires and to respond to appropriate questions that may be asked by stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to ratify the selection of Moss Adams as the Company’s independent registered public accounting firm for the year 2015.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

BOARD OF DIRECTORS

The current directors of Autobytel are as follows:

Name	Age	Position
Michael J. Fuchs	69	Chairman of the Board and Director
Jeffrey H. Coats	57	President, Chief Executive Officer and Director
Mark N. Kaplan	85	Director
Jeffrey M. Stibel	41	Director
Janet M. Thompson	65	Director
Michael A. Carpenter	68	Director

Michael J. Fuchs. Mr. Fuchs has served as a director of Autobytel since September 1996 and became Chairman in June 1998.  Since May 2001, Mr. Fuchs has been engaged in private investing for his own behalf.  From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000.  Mr. Fuchs was a consultant from November 1995 to April 2000.  Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a Division of TimeWarner Entertainment Company, L.P., a leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a Division of Time Warner Inc., from May 1995 to November 1995.  Mr. Fuchs holds a B.A. Degree from Union College and a J.D. Degree from the New York University School of Law.  Mr. Fuchs was a significant early investor in the Company.  Mr. Fuchs’ experience as an executive officer in various entertainment and media companies and his broad investment and management experience led the Board to conclude that Mr. Fuchs should serve as one of the Company’s directors.

Jeffrey H. Coats.  Mr. Coats has served as a director of Autobytel since August 1996 and was appointed as the Company’s President and Chief Executive Officer on December 11, 2008.  Since August 2001, Mr. Coats has also been Managing Director of Maverick Associates LLC, a financial consulting and investment company.  From July 1999 to July 2001, Mr. Coats was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund manager focused on making equity investments in e-commerce and Internet-related companies globally.  Mr. Coats remains a limited partner of the fund.  Mr. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999.  Mr. Coats has also held positions as a partner of Southgate Alternative Investments, Inc. beginning in November 2007, Executive Chairman of Mikronite Technologies Group Inc., an industrial technology company, beginning in March 2007, and as a director of that company beginning in February 2002.  Both Southgate Alternative Investments and Mikronite are currently inactive.  Mr. Coats holds a B.B.A. Degree in Finance from the University of Georgia and a M.B.A. in International Management from the American Graduate School of International Management.  Mr. Coats’ experience in venture and private equity, banking, executive management and capital markets led the Board to conclude that Mr. Coats should serve as one of the Company’s directors.

Mark N. Kaplan. See Mr. Kaplan’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class II Directors.”

Jeffrey M. Stibel.  Mr. Stibel has served as a director of Autobytel since December 2006.  Since August 2010, Mr. Stibel has been the Chairman and Chief Executive Officer of Dun & Bradstreet Credibility Corp.  From August 2005 to September 2009, Mr. Stibel was first President and Chief Executive Officer of Web.com, Inc., a leading provider of online marketing services for small businesses, and then President and a member of the Board of Directors of Web.com Group, Inc., a successor company to Web.com, Inc.  Mr. Stibel serves on the Board of Brown University's Entrepreneurship Program, University of Southern California’s Innovation Institute and Tufts University’s Center for Leadership.  Mr. Stibel received a Bachelor’s Degree from Tufts University, a Master’s Degree from Brown University and studied for a Ph.D. at Brown University, where he was a Brain and Behavior Fellow.  Mr. Stibel’s experience as an executive officer of various online marketing and technology companies led the Board to conclude that Mr. Stibel should serve as one of the Company's directors.

Janet M. Thompson.  Ms. Thompson has served as a director of Autobytel since March 2008.  Since January 1, 2015, Ms. Thomson has been Senior Vice President of Ipsos Automotive, a global automotive market research company. Prior to that Ms. Thompson was Vice President, Marketing of Advanstar Communications Inc., the leading provider of integrated media solutions to the automotive aftermarket, pharmaceutical, healthcare, power sports and fashion industries from July 2011 to January 1, 2015; Vice President, Automotive Group for The Marketing Arm, an Omnicom Group agency, from January 2011 to June 2011; Executive Vice President of the Diversified Agency Services Division of Omnicom Group, an advertising firm, from November 2007 to August 2010; Vice President, Marketing Nissan and Infiniti Divisions of Nissan North America, from July 2004 to September 2007; and from July 1999 to July 2004, Ms. Thompson was Chief Executive Officer and President of

The Designory, Inc., a marketing firm owned by the Omnicom Group.  Ms. Thompson held sales or marketing positions at Mazda Motor of America, Toyota Motor Sales, U.S.A. and Chrysler Corporation, from 1972 to 1994.  Ms. Thompson received a B.A. Degree in business from Western Michigan University and a M.B.A. from University of Detroit. Ms. Thompson has the distinction of being named one of the Top 100 Women in the Automotive Industry in both 2005 and 2010.  Ms. Thompson’s experience as an advertising and marketing executive in the automotive industry led the Board to conclude that Ms. Thompson should serve as one of the Company’s directors.

Michael A. Carpenter.  See Mr. Carpenter’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class II Directors.”

EXECUTIVE OFFICERS

The current executive officers of Autobytel are as follows:

Name	Age	Position
Jeffrey H. Coats	57	President, Chief Executive Officer and Director
Glenn E. Fuller	60	Executive Vice President, Chief Legal and Administrative Officer and Secretary
William A. Ferriolo	42	Executive Vice President, Consumer Acquisitions
Phillip W. DuPree	53	Executive Vice President, President Dealer Services
Kimberly S. Boren	41	Senior Vice President, Chief Financial Officer
John D. Steerman	50	Senior Vice President, Mobile, Lead Operations and Product Development
John J. Skocilic, Jr.	45	Senior Vice President, Technology
Bret J. Dunlap	56	Senior Vice President, Mobile

Jeffrey H. Coats.  See Mr. Coats’ biographical information included under the section of this Proxy Statement entitled “BOARD OF DIRECTORS.”

Glenn E. Fuller.  Mr. Fuller joined Autobytel as Vice President, Legal Affairs in October 2006 and was promoted to Senior Vice President, Chief Legal Officer and Secretary in April 2008, Senior Vice President, Chief Legal and Administrative Officer and Secretary in December 2008, and Executive Vice President, Chief Legal and Administrative Officer and Secretary as of January 19, 2009.  Prior to joining Autobytel, Mr. Fuller was in private legal practice from August 2002 to October 2006, and from June 1996 to July 2002, he served as Senior Vice President, Chief Legal Officer and General Counsel of Freedom Communications, Inc. (newspapers, television stations and other media).  From April 1994 to June 1996, Mr. Fuller was of counsel to the law firm of Gibson, Dunn & Crutcher LLP and was associated with that firm from September 1980 to May 1987.  Mr. Fuller was a partner in the law firm of Pettis, Tester, Kruse & Krinsky from January 1988 to December 1992 and employed as an attorney at that firm from May 1987 to December 1987 and from January 1993 to June 1993.  From July 1993 to January 1994, Mr. Fuller was Executive Vice President and General Counsel of Airline Computerized Ticketing (airline ticketing).  Mr. Fuller received a B.A. Degree from California State University at Long Beach and a LL.B. Degree from the University of Southern California.

William A. Ferriolo.  Mr. Ferriolo joined Autobytel as Vice President, Cyber Ventures Division in September 2010 in connection with the Company’s acquisition of the businesses of Cyber Ventures, Inc. and Autotropolis, Inc.  Mr. Ferriolo was appointed as Senior Vice President, Consumer Acquisitions in December 2011 and promoted to Executive Vice President, Consumer Acquisitions effective April 23, 2014.  Prior to joining Autobytel, from 2003 to 2010 Mr. Ferriolo served as President and Co-Founder of Cyber Ventures, Inc. and Autotropolis, Inc., where he was responsible for search engine optimization, search engine marketing, dealer accounts and sales.  From 1997 to 2003, Mr. Ferriolo served as Service Manager and High Line Sales Associate for Dimmitt Automotive Group, where he was responsible for the service department and high line vehicle sales.  From 1991 to 1997, Mr. Ferriolo served as a Service Advisor at the Carlisle Automotive Group, where he was responsible for servicing of customer vehicles.

Phillip W. DuPree.  Mr. DuPree joined Autobytel as Executive Vice President, President Dealer Services in January 2014 in connection with the Company’s acquisition of AutoUSA, LLC.  Prior to joining Autobytel, Mr. DuPree served as President of AutoUSA, LLC and Vice President of AutoNation, Inc. for over 16 years.  Prior to that, Mr. DuPree managed the eCommerce division at AutoNation, Inc.  Before joining AutoNation, Mr. DuPree was Chief Financial Officer for Boston Market Florida.  Mr. DuPree received his B.A. Degree in Accounting from Texas A&M University.

Kimberly S. Boren.  Ms. Boren rejoined Autobytel as Senior Director of Financial Planning and Analysis in April 2010.  She was promoted to Vice President, Advertising Operations and Analytics in December 2010, to Senior Vice President of Advertising Operations and Analytics in December 2011, to Senior Vice President, Business Analysis and Websites in February 2014 and to Senior Vice President, Chief Financial Officer effective as of April 1, 2015.  Prior to rejoining Autobytel, Ms. Boren held leadership roles at Experian in the Interactive Business Group, Honeywell in both the automotive and aerospace businesses, and Shepherd Packaging and Container.  From July 2007 to June 2009, Ms. Boren held various positions in the finance group at Autobytel.  Ms. Boren attended the University of California, Santa Barbara, where she received a B.A. Degree in Communications with a focus in Business Economics.  She later received a M.B.A. in Finance from the University of Southern California.

John D. Steerman.  Mr. Steerman joined Autobytel as Director of Lead Operations in July 2007 and has served in various positions and held various titles with the Company since that date.  In December 2011, Mr. Steerman was appointed Senior Vice President, Lead and Site Product Development and Operations and currently holds the title of Senior Vice President, Mobile, Lead Operations and Product Development.  Prior to joining Autobytel, Mr. Steerman was a District Sales Manager with Ford Motor Company, from June 1992 to October 1996.  In that role, he was responsible for managing distribution, marketing and training in several of Ford’s top volume markets, including Houston and Fort Worth, Texas.  From November 1996 to July 2007, Mr. Steerman worked at Nissan North America where he held numerous sales and marketing positions, including Senior Manager eBusiness, during which time Mr. Steerman managed the re-launch of NissanUSA.com and Infiniti.com, as well as the launch of a lead management program for both Nissan and Infiniti Divisions.  While at Nissan, Mr. Steerman also managed a task force that launched Nissan’s Full Size Truck and SUV and was a member of the Infiniti Global Management team that was responsible for the strategic and operational plan to launch the Infiniti brand globally.  Mr. Steerman received a B.S. Degree in Finance and a M.B.A. from The Pennsylvania State University.

John J. Skocilic, Jr.  Mr. Skocilic joined Autobytel as Dealer Real Time Specialist in June 1998 and has served in various capacities at Autobytel including: Manager, Systems Engineering and Architecture; Senior Director IT Operations; and Vice President, Technology; and was appointed as Senior Vice President, Technology in April 2013.  During his time with Autobytel, Mr. Skocilic has been responsible for leading the implementation of numerous technologies, including Autobytel Data Centers, Patented Lead Engine Technologies, and most recently the re-launch of www.autobytel.com, the flagship website for Autobytel.  Prior to joining Autobytel, Mr. Skocilic served as Computer Technician of C.S.S. Laboratories, from 1997 to 1998, where he was responsible for support of computer systems implemented by The City of New York.  Mr. Skocilic held the position of Professor at Coastline Community College in the Computer Service and Technology Department from 1998 to 2002.

Bret J. Dunlap.  Mr. Dunlap joined Autobytel as Senior Vice President, Mobile in September 2013 in connection with the Company’s acquisition of the business of Advanced Mobile, LLC.  Prior to joining Autobytel, Mr. Dunlap was the President and Chief Executive Officer of Advanced Mobile, LLC, a mobile technology company specializing in providing mobile services to automotive retailers and that Mr. Dunlap co-founded in 2006.  Prior to founding Advanced Mobile, LLC, Mr. Dunlap was a co-founder of Advanced Telecom Services in 1989, a telecommunications company specializing in Interactive Voice Services.  Mr. Dunlap received a B.S. Degree in Economics from James Madison University and a M.B.A. in Finance and Investments from George Washington University.

All of the officers named in the Executive Officer table above served as executive officers during 2014.  Curtis E. DeWalt served as the Company’s Senior Vice President, Chief Financial Officer during 2014 and until March 31, 2015, at which time his employment with the Company ceased.  Mr. DeWalt is reported in this Proxy Statement as a named executive officer of the Company for 2014.

All executive officers of Autobytel are chosen by the Board of Directors and serve at its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the calculation of beneficial ownership of Autobytel’s Common Stock as of the Record Date, by all persons known by Autobytel to be beneficial owners of more than five percent (5%) of the Common Stock of Autobytel, each director and nominee, each of the Named Executive Officers identified in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Summary Compensation,” and all directors and executive officers (including the Named Executive Officers) as a group.  Shares of Common Stock are deemed to be outstanding and to be beneficially-owned by the persons listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within sixty (60) days of the Record Date through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement.  Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of Autobytel Common Stock beneficially owned by them subject to community property laws, where applicable.  The information with respect to each person specified is as supplied or confirmed by that person, based upon statements filed with the SEC or based upon the actual knowledge of Autobytel.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number	Percentage
William A. Ferriolo, 12950 Racetrack Road, Suite 220, Tampa, FL 33626 (1)(13)	1,597,347	15.3%
Ian Bentley, 1325 Snell Isle Boulevard N.E., Suite 301, St. Petersburg, FL 33704 (2)(13)	1,543,709	14.8%
Jeffrey H. Coats (3)	339,574	3.7%
Glenn E. Fuller (4)	143,341	1.6%
Curtis E. DeWalt (5)	111,042	1.2%
Michael J. Fuchs (6)	77,080	*
Mark N. Kaplan (7)	36,400	*
Jeffrey M. Stibel (8)	31,000	*
Janet M. Thompson (9)	28,040	*
Phillip W. DuPree (10)	23,229	*
Michael A. Carpenter (11)	16,000	*
All executive officers (including named executive officers) and directors as a group (14 persons) (12)	2,616,598	23.0%

*	Less than 1%.
(1)
Includes 91,156 shares issuable upon exercise of options exercisable within 60 days of the Record Date.  Also includes 1,075,268 shares (“Note Shares”) issuable upon conversion of the $5.0 Million Convertible Subordinated Promissory Note (“Cyber Note”) dated as of September 16, 2010 and 400,000 shares (“Warrant Shares”) issuable upon exercise of the Warrant dated as of September 16, 2010 (“Cyber Note”), which convertible note and warrant are jointly held by Atrop, Inc. (“Atrop”) and IBBF Ventures, Inc. (“IBBF”) and were issued in connection with the acquisition of the businesses and assets of Atrop and IBBF in September 2010.  Messrs. Ferriolo and Bentley are each an officer, director and 50% stockholder of Atrop and IBBF.  The information presented in the table with respect to the beneficial ownership of the Note Shares and Warrant Shares was extracted solely from the Form 3 filed by Atrop with the SEC on August 2, 2013, and the Schedule 13D filed by Atrop with the SEC on July 29, 2013, as amended by Amendment No. 1 to such Schedule 13D filed with the SEC on August 2, 2013.  Mr. Ferriolo disclaims beneficial ownership of all shares of Common Stock in which he does not have a pecuniary interest.  Pursuant to a Shareholder Agreement dated as of September 16, 2010, Mr. Ferriolo, Mr. Bentley, Atrop and IBBF agreed to vote the Note Shares and Warrant Shares in a manner consistent with the recommendations of Company management.

(2)
Includes 68,441 shares issuable upon exercise of options exercisable within 60 days of the Record Date.  Also includes the Note Shares issuable upon conversion of the Cyber Note and the Warrant Shares issuable upon exercise of the Cyber Warrant, which convertible note and warrant are jointly held by Atrop and IBBF and were issued in connection with the acquisition of the businesses and assets of Atrop and IBBF in September 2010.  Messrs. Ferriolo and Bentley are each an officer, director and 50% stockholder of Atrop and IBBF.  The information presented in the table with respect to the beneficial ownership of the Note Shares and Warrant Shares was extracted solely from the Form 3 filed by Atrop with the SEC on August 2, 2013, and the Schedule 13D filed by Atrop with the SEC on July 29, 2013, as amended by Amendment No. 1 to such Schedule 13D filed with the SEC on August 2, 2013.  Mr. Bentley disclaims beneficial ownership of all shares of Common Stock in which he does not have a pecuniary interest.  Pursuant to a Shareholder Agreement dated as of September 16, 2010, Mr. Ferriolo, Mr. Bentley, Atrop and IBBF agreed to vote the Note Shares and Warrant Shares in a manner consistent with the recommendations of Company management.

(3)	Includes 327,475 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(4)	Includes 136,941 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(5)	Includes 99,627 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(6)	Includes 24,400 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(7)	Includes 29,400 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(8)	Includes 27,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(9)	Includes 26,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(10)	Includes 22,229 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(11)	Includes 11,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(12)	Includes 2,475,270 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(13)
Effective April 27, 2015, Atrop and IBBF sold the Cyber Note and the Cyber Warrant to Auto Holdings, Ltd., a British Virgin Islands business company (“Auto Holdings”). Concurrently with the acquisition of the Cyber Note and Cyber Warrant, Auto Holdings converted the entire Cyber Note at its conversion price of $4.65 per share and fully exercised the Cyber Warrant at its exercise price of $4.65 per share. As a result of this conversion and exercise and issuance of the related shares of Autobytel common stock, Auto Holdings holds 1,475,268 shares of Autobytel common stock, representing approximately 14.25% of Autobytel's issued and outstanding shares as April 27, 2015 and after giving effect to this issuance.  Pursuant to a Stockholder Agreement dated as of April 27, 2015, Auto Holdings granted the Company a proxy to vote these shares in accordance with the recommendations of or instructions provided by the Company’s Board of Directors. Based solely upon information made available to the Company by Auto Holdings as of the date of this Proxy Statement, the Company believes that Auto Holdings is affiliated with the majority owners of AutoWeb, Inc., and their affiliated company PF Holdings, Inc. (PeopleFund), and Ceiba International Corp. The Company has not independently verified the relationship between Auto Holdings and the majority owners of Auto Web, PF Holdings, Inc. or Ceiba International Corp.

CORPORATE GOVERNANCE MATTERS

Board Classes

The Board is divided into three classes, with each class holding office for staggered three-year terms.  The term of the Class I Directors, Jeffrey H. Coats and Jeffrey M. Stibel, expires in 2017; the term of the Class II Directors, Mark N. Kaplan and Michael A. Carpenter, expires at the Annual Meeting; and the term of the Class III Directors, Michael J. Fuchs and Janet M. Thompson, expires in 2016.

Committees of the Board of Directors

The Board has constituted an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee. Copies of the charters of each of these committees is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autobytel.com.  Information on the Company’s website is not incorporated by reference in this Proxy Statement.

Audit Committee.  The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act.  The Audit Committee met on five occasions in 2014 and operates under a charter approved by the Board.  The Audit Committee’s primary responsibilities are to:

•	oversee Autobytel’s accounting and financial reporting policies, processes, practices and internal controls;
•	appoint, approve the compensation of, and oversee the Company’s independent registered public accounting firm;
•	review the quality and objectivity of Autobytel’s independent audit and financial statements; and
•	act as liaison between the Board and the independent registered public accounting firm.

The Audit Committee currently consists of Mark N. Kaplan (Chairman), Janet M. Thompson, Michael J. Fuchs and Michael A. Carpenter.  The Audit Committee meets periodically with the Company’s independent registered public accounting firm, both with and without management present.  The Board has determined that Mr. Kaplan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the SEC.  The identification of Mr. Kaplan as an “audit committee financial expert” does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on him as a member of the Audit Committee in the absence of this identification.

Compensation Committee.  The Compensation Committee, which met on nine occasions in 2014 and operates under a charter approved by the Board, is responsible for:

•
determining or recommending to the Board the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer;

•	making recommendations to the Board regarding stock option and purchase plans and other equity compensation arrangements;
•	granting equity awards and approving any delegation of such responsibility under certain circumstances; and
•	preparing reports regarding executive compensation for disclosure in Autobytel’s proxy statements or as otherwise required by applicable laws.

The Compensation Committee currently consists of Janet M. Thompson (Chairperson), Michael J. Fuchs, Mark N. Kaplan and Jeffrey M. Stibel.  The Compensation Committee does not have authority to delegate its responsibilities to a subcommittee without approval of the Board.  The Board has approved the creation of the Non-Executive Stock Option Committee, a committee of the Board that currently consists of one director, Jeffrey H. Coats, the Company's President and Chief Executive Officer.  The Non-Executive Stock Option Committee has the authority to grant stock options to eligible persons who (i) are employed by the Company or its subsidiaries and are not subject to reporting under Section 16(a) of the Securities Exchange Act or (ii) are consultants or service providers to the Company or its subsidiaries.  The Non-Executive Stock Option Committee may not grant more than 50,000 options in the aggregate in any one fiscal year, and individual grants cannot exceed more than 5,000 options. The processes of the Compensation Committee and the role of the Chief Executive Officer and compensation consultants in determining or recommending the amount or form of executive or director compensation is discussed under the headings “Compensation Consultants” and “Compensation Discussion and Analysis” in the section entitled “EXECUTIVE COMPENSATION” in this Proxy Statement.

Corporate Governance and Nominations Committee.  The Corporate Governance and Nominations Committee, which met on one occasion in 2014 and operates under a charter approved by the Board, is responsible for:

•	identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the Board for nomination;
•	recommending nominees for appointment to committees of the Board;
•	developing and recommending charters of committees of the Board; and
•	overseeing the corporate governance of Autobytel and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the Board.

The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan and Jeffrey M. Stibel.

Attendance at Board and Committee Meetings

During the fiscal year ended December 31, 2014, the Board held a total of sixteen meetings.  Each member of the Board attended 75% or more of the meetings of the Board and of the committees of which the director was a member.  The Board and its committees typically meet in executive session without management present during regularly scheduled meetings of the Board and the committees.

Attendance at Annual Meeting of Stockholders

All directors attended the 2014 annual meeting of stockholders. Typically, a Board meeting is scheduled on the date of any annual meeting of stockholders.  Although the Board has not adopted a formal policy, all directors are expected to attend the annual meeting of stockholders.

Director Independence

All directors, other than Jeffrey H. Coats, and all committee members satisfy the definition of independent director under the listing standards of The Nasdaq Stock Market.  The current members of the Audit Committee and the Compensation Committee are “independent” under the listing rules of The Nasdaq Stock Market and the SEC rules regarding audit committee and compensation committee membership.

In connection with his appointment to the Board of Directors in September 2012, the Corporate Governance and Nominations Committee and the Board of Directors determined that Mr. Carpenter is an “independent director” within the meaning of the listing rules of The Nasdaq Stock Market applicable to the Company, including the additional independence requirements for serving on audit committees.  In addition to Mr. Carpenter’s broad business, operational and financial experience, particularly in the automotive sector, and other evaluation factors considered by the Company’s Corporate Governance and Nominations Committee and the Board of Directors, in their consideration and evaluation of Mr. Carpenter, the Company’s Corporate Governance and Nominations Committee and the Board of Directors considered that Mr. Jeffrey H. Coats, the Company’s President and Chief Executive Officer and a member of the Board of Directors, has personally known Mr. Carpenter since they were both employed at General Electric Company or its various subsidiaries or divisions and that Mr. Coats was a partner in Southgate Alternative Investments, Inc., an investment fund founded by Mr. Carpenter to acquire general partnership interests in hedge funds.  The Corporate Governance and Nominations Committee and the Board of Directors also considered that Mr. Coats’ investment in Southgate Alternative Investments was funded by loans from Mr. Carpenter in the aggregate principal amount of $450,000.  These loans are represented by notes that accrue interest at a rate of eight percent (8%) per annum, are secured by Mr. Coats’ interests in certain Southgate investments, and are now payable upon demand. Although the Corporate Governance and Nominations Committee and the Board of Directors do not consider this arrangement between Messrs. Carpenter and Coats prevents Mr. Carpenter from being an “independent director,” in connection with his service on the Board of Directors or on the Audit Committee, Mr. Carpenter will recuse himself in any decisions related to Mr. Coats’ employment at the Company or his compensation as long as this indebtedness remains outstanding.

Compensation Committee Interlocks and Insider Participation

Ms. Thompson, Mr. Fuchs, Mr. Kaplan and Mr. Stibel served as the members of the Compensation Committee during the Company’s last completed fiscal year.  None of the Company’s executive officers served as a member of the Compensation Committee or Board of any other entity that has an executive officer serving as a member of the Company’s Board or Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company during its last completed fiscal year.

Board Leadership Structure

The Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company.  The Board believes that the Company and its stockholders benefit when the Board is free to determine the most appropriate leadership structure in light of the experience, skills and availability of directors and the Chief Executive Officer as well as other circumstances.  Currently, Mr. Fuchs serves as the Chairman of the Board, and Mr. Coats serves as a director and Chief Executive Officer.  The Board believes this is the most appropriate structure for the Company at this time because it makes the best use of the experience, skills and availability of Mr. Fuchs and Mr. Coats.

Board’s Role in Management of Risk

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to Autobytel.  The Company’s Board, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to Autobytel and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks reviewed by the full Board with management include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions.  The Company’s Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report these exposures.  Specific examples of risks reviewed by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), matters reported to the Audit Committee through anonymous reporting procedures, risks posed by significant litigation matters and compliance with applicable laws and regulations.  The Audit Committee also monitors compliance with the Company’s Code of Conduct and Ethics for Employees, Officers and Directors and evaluates proposed transactions with related persons for compliance with laws and regulations and with Company policies and contracts.  The Company’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent and risks related to the design of compensation programs established by the Compensation Committee for Autobytel’s executive officers.  These procedures, however, cannot guaranty that all material risks will be identified, or if identified, reasonably and adequately mitigated.  They also cannot assure that all persons are in compliance with the Company’s policies and procedures or that the Company and its employees are in compliance with all applicable laws and regulations.

Executives’ base salaries are fixed in amount and thus do not encourage risk-taking.  Incentive compensation is capped and is tied to overall corporate performance.  A significant portion of compensation provided to the executive officers is in the form of equity awards subject to time vesting that help to further align executives’ interests with those of the Company’s stockholders.  The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.  The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.  In general, incentive compensation opportunities for Company employees are capped, and the Company has discretion to reduce incentive compensation payments (or pay no incentive compensation) based on individual performance and any other factors it may determine to be appropriate in the circumstances.  As with the compensation of the Company’s executive officers, a portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for directors suggested by its members and other directors, as well as management and stockholders.  A stockholder who wishes to recommend a prospective nominee for the Board should notify Autobytel’s Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate.  The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of Autobytel’s bylaws relating to stockholder nominations as described in “Future Stockholder Nominations and Proposals” below.

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination will be based on the information provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  Generally, the preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for that evaluation.  If the Corporate Governance and Nominations Committee determines, in consultation with the other members of the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

•	The ability of the prospective nominee to represent the interests of the stockholders of Autobytel;
•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and
•	The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board.

The Corporate Governance and Nominations Committee generally intends to nominate current members of the Board in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the Board.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone.  After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee and the Board review the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of the Company’s business operations and business experiences.  The Board has not adopted a formal policy and did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board as a whole.  Moreover, the Board and Corporate Governance and Nominations Committee considered each nominee’s overall service to the Company during the previous term, each nominee’s personal integrity and willingness to apply sound and independent business judgment with respect to the Company’s matters, as well as the individual experience of each director noted within their biographies above.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to Secretary, Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400.  The Company established a process of handling correspondence received by it addressed to non-management members of the Board.  Under that process, the Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that the Secretary otherwise determines requires the attention of directors.  Directors may at any time review a log of all correspondence received by Autobytel that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to those matters.

Code of Conduct and Ethics

The Board adopted a Code of Conduct and Ethics for Employees, Officers and Directors (“Code of Ethics”).  The Code of Ethics is applicable to the Company’s employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer.  The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autobytel.com.  The Company intends to post amendments to, or waivers from, the Code of Ethics (to the extent applicable to the Company’s Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer or directors) at this location on the Company’s website. Information on the Company’s website is not incorporated by reference in this Proxy Statement. The adoption of the Code of Ethics and other standards of conduct is not a representation or warranty that all persons subject to the Code of Ethics or standards are or will be in complete compliance.

Certain Relationships and Related Party Transactions

The Company’s Code of Ethics provides specific guidelines regarding conflict of interest situations as well as a process for reporting and approving related party transactions.

The Company’s written Code of Ethics defines a related party transaction as any transaction (or series of transactions) in excess of $120,000 since the beginning of the Company’s last fiscal year or currently proposed, in which the Company is a participant and in which any member of the Management Group (as defined below), any stockholder owning more than 5% of the Company’s voting stock, or any immediate family member of any of the foregoing persons has a direct or indirect material interest.  An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such director, executive officer or nominee for director, and any person (including domestic partners, but excluding tenants or employees) sharing the household of a director, director nominee, executive officer or stockholder owning more than 5% of the Company’s voting stock.  A “transaction” includes, but is not limited to, any commercial or financial transaction or arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.  The “Management Group” is comprised of the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer (or any person performing similar functions), any other officer of the Company and any director or nominee for director.  Any covered person who may be involved in a related party transaction must promptly report that transaction to the Chairman of the Audit Committee or the Company’s Chief Legal Officer (“CLO”), who must then report the transaction to the Chairman of the Audit Committee upon becoming advised of such transaction.  The Audit Committee, in its sole discretion, must approve or disapprove all related party transactions.  Conflicts of interest or potential conflicts of interest must be reported to the CLO who will evaluate the circumstances relating to the conflict of interest or potential conflict of interest and report the findings of such evaluation to the Chief Executive Officer, who in turn, if warranted under the circumstances, must report such situation or activity to the Chairman of the Audit Committee; provided, however, (i) that if the conflict of interest or potential conflict of interest involves any member of the Management Group, the CLO must report that situation or activity to the Chairman of the Audit Committee; and (ii) the CLO is not precluded from reporting any conflict of interest or potential conflict of interest involving any covered person who is not a member of Management Group directly to the Chairman of the Audit Committee should the CLO believe such direct reporting to the Chairman of the Audit Committee is warranted under the circumstances.  Upon being advised of a complaint, concern or other reporting under the Code of Ethics, the Chairman of the Audit Committee will confer with the other members of the Audit Committee.  If appropriate under the circumstances, the Chairman of the Audit Committee may request that the CLO issue a written advisory to the covered person as to whether or not the reported situation or activity constitutes a violation of the Code of Ethics.  If the CLO would not be the appropriate party to issue a written advisory, outside counsel may be retained to issue such written advisory unless the Audit Committee determines that such written advisory can be issued by the Chairman of the Audit Committee without outside counsel input.

Although the Company’s Code of Ethics provides guidelines regarding conflict of interest situations, it cannot and does not set forth every possible conflict of interest scenario.  Therefore, the Code of Ethics provides that there is no substitute for sound judgment by directors, officers or other employees in each case based upon the particular facts involved.

On April 23, 2015, Autobytel’s Board of Directors and its Audit Committee considered a proposal by AutoWeb, Inc., a Delaware corporation (“AutoWeb”), to grant to William Ferriolo, the Company’s Executive Vice President, Consumer Acquisitions, options to acquire 1,200 shares of AutoWeb Series B Preferred Stock having a value estimated by AutoWeb to be $1.0 million, and based solely on information provided by AutoWeb, represent 1.5% of AutoWeb’s current outstanding shares on a fully diluted basis.  The options would be granted at an exercise price of $0.01 per share and will vest over four years in forty-eight equal monthly payments beginning with the grant-date month. Vesting of the options will vest upon a change in control of AutoWeb.

AutoWeb is a privately-owned company providing an automotive search engine that enables car manufacturers and dealers to fully optimize their ad campaigns and reach highly targeted, low funnel car buyers through an auction-based click marketplace. Autobytel currently owns approximately 16% of the outstanding shares of AutoWeb, and has the option through mid-September 2015 to purchase additional shares at the price of its initial investment. If the option is exercised, Autobytel’s ownership position in AutoWeb would increase to approximately 21% based on AutoWeb’s current outstanding shares.  AutoWeb and Autobytel also have advertising and publishing business relationships related to AutoWeb’s automotive search engine and agreements providing for AutoWeb to perform various website development services for Autobytel.  The amount of payments to AutoWeb by the Company in connection with the publisher relationship and development services during 2014 was approximately $0.7 million, while the amount of payments to the Company by AutoWeb in connection with the advertising relationship during 2014 was approximately $0.5 million.  Payments to and from AutoWeb are expected to increase for 2015. Mr. Ferriolo’s duties and responsibilities with the Company include working closely with AutoWeb in the development and growth of its business and the Company’s business relationships with AutoWeb.  AutoWeb’s proposed option grant to Mr. Ferriolo is intended to further incentive Mr. Ferriolo in his performance of these duties and responsibilities with respect to the Company’s relationship with AutoWeb. For information concerning the relationship between AutoWeb and Auto Holdings, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

The Audit Committee and Board of Directors evaluated the potential conflict this option grant may pose for Mr. Ferriolo and its potential impact on the Company. The Audit Committee and Board of Directors considered the Company’s significant investment in, and business relationships with, AutoWeb and the benefit the Company derives from its investment and these business relationships. The Audit Committee and the Board of Directors concluded that the benefits to the Company resulting from further incentivizing Mr. Ferriolo in the performance of his duties and responsibilities related to the AutoWeb relationship outweigh the potential conflict that might arise from the option grant. The Audit Committee and the Board of Directors each approved AutoWeb’s proposal and waived the potential conflict.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND
AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm

Moss Adams LLP (“Moss Adams”) has been appointed by the Company’s Audit Committee as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2015, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ended March 31, 2015.  Moss Adams also served as the Company’s independent registered public accounting firm for the years ended December 31, 2014 and 2013, respectively. Representatives of Moss Adams will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered by Moss Adams for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit fees	$416,000	$298,000
Audit-related fees	140,000	7,500
Tax fees	--	25,450
All other fees	27,725	13,775
Total	$583,725	$344,725

Audit Fees.  Audit fees consist of professional services rendered in connection with the audits of the Company’s annual consolidated financial statements, reviews of the Company’s internal accounting and reporting controls under Section 404 of the Sarbanes-Oxley Act and reviews of interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees for 2014 consist of services rendered in connection with audit procedures performed related to the acquisition of AutoUSA, LLC. Audit-related fees for 2013 consist of services rendered in connection with audit procedures performed related to the acquisition of Advanced Mobile, LLC.

Tax Fees.  Tax fees consist of fees incurred for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and assistance with the IRC Section 382 ownership change study.  Tax fees for 2013 also include review of the Company’s valuation allowance.

All Other Fees.  All other fees for 2014 consist of fees incurred in connection with the audit of the Company’s Retirement Savings (401(k)) Plan, fees related to the review of various Company investments and review of the Company’s Form S-3 and Form S-8 Registration Statements.  All other fees for 2013 consist of fees incurred in connection with the audit of the Company’s Retirement Savings (401(k)) Plan, fees related to the review of various Company investments and fees related to reviewing IT controls related to the Company’s accounting software upgrade.

The Audit Committee has determined that the services described above were compatible with maintaining Moss Adams’ audit independence.

Pre-Approval Policy for Services

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to the Company by the Company’s independent registered public accounting firm, subject to the de minimis exception for non-audit services as described in the Securities Exchange Act.  The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management.  The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that the pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by the Company’s independent registered public accounting firm of up to $50,000.  Any approved fees may be exceeded by no more than 20% without seeking further approval even if the total amount of those fees, including the excess, exceeds $50,000.  This authority is delegated first to Mr. Kaplan, then in the following order to Ms. Thompson, Mr. Fuchs and Mr. Carpenter.  Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting of the Audit Committee.  All fees for services provided by Moss Adams during 2014 and 2013, respectively, were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees and services up to a maximum amount for future services relating to recurring tax matters and securities filings.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC.  Pursuant to those rules and regulations, this Audit Committee Report is not to be deemed “soliciting materials” or “filed” with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act.  This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act except to the extent that Autobytel specifically incorporates this information by reference.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2014 with the management of the Company.  The Audit Committee has discussed with Moss Adams the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from Moss Adams required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Moss Adams the independent accountant's independence.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by Autobytel for accounting, financial management or internal control purposes.  Members of the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Autobytel’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Autobytel’s auditors are in fact “independent.”

The Audit Committee

Mark N. Kaplan Michael J. Fuchs Janet M. Thompson Michael A. Carpenter

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis we describe our 2014 compensation practices, philosophy and objectives for our Named Executive Officers.  For 2014, our named executive officers were:

•	Jeffrey H. Coats, President and Chief Executive Officer
•	Curtis E. DeWalt, Senior Vice President, Chief Financial Officer
•	Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary
•	William A. Ferriolo, Senior Vice President, Consumer Acquisitions
•	Phillip W. DuPree, Executive Vice President, President Dealer Services

The names, ages and backgrounds of our executive officers are included in the section of this Proxy Statement entitled “EXECUTIVE OFFICERS.”  Mr. DeWalt served as the Company’s Senior Vice President, Chief Financial Officer during 2014 and until March 31, 2015, at which time his employment with the Company ceased.

General Compensation Philosophy and Objectives.  The role of the Compensation Committee of the Company’s Board is to determine, or recommend to the Board for determination, the salaries and other compensation of our executive officers and any other officer who reports directly to the Chief Executive Officer, and to make grants under, and to administer, the stock option, restricted stock and other employee equity and incentive compensation plans.

To promote responsible compensation practices:

•	The Compensation Committee directly engaged an independent compensation consultant (see “Compensation Consultants”);
•	Award agreements for stock options granted to executive officers contain option forfeiture provisions (see “Option Forfeiture Provisions for Accounting Restatements” below); and
•	Our 2014 Equity Incentive Plan prohibits option and SAR repricing (except for certain adjustments upon changes in capitalization or control) without stockholder approval.

The Company’s compensation philosophy for executive officers is to align compensation with corporate performance and efforts to increase stockholder value, while providing a total compensation opportunity that is broadly competitive and enables the Company to attract, motivate, reward and retain key executives and employees. The Company does not target specific compensation percentiles.  Accordingly, each executive officer’s compensation package is typically comprised of the following three elements:

•
Base annual salary that is designed primarily to reflect individual responsibilities and to compare with similar roles at the Company and at technology and online marketing companies that are of comparable size to the Company and with which the Company competes for executive personnel;

•
Annual variable performance awards, such as incentive compensation, payable in cash, stock options or shares of stock and tied to the achievement of pre-established financial and individual performance goals; and

•
Long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company’s stockholders, reward executive officers for future stock price increases and retain executive officers through continued service requirements.

     Additionally, the Company’s executive officers are typically entitled to severance payments in the event of termination of employment and other benefits and perquisites that are discussed below.

Compensation decisions are designed to promote the Company’s business objectives and strategy and enable the Company to attract, retain and motivate qualified executive officers who are able to contribute to the Company’s long-term success.  Among the factors considered by the Company in determining executive officer compensation are the ability to recruit individuals with the necessary talents and the need to retain and motivate the Company’s executive officers.  The Company considers the competitive market for executives in setting each element of compensation indicated above.  However, the Company does not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies.  Rather, the Company uses market comparisons as one factor in making compensation decisions.  The Company also considers other factors in making executive compensation decisions, including geographic market factors, individual contribution and performance, management skills, internal pay equity, the undertaking of new roles and responsibilities, importance of the executive’s role and responsibilities to the Company’s future success and the executive’s experience, including prior work experience, length of service to the Company, leadership and growth potential.

Under the Company’s compensation structure, the mix of base annual salary, annual variable performance awards and long-term stock-based incentive awards varies depending upon level of responsibility and experience.  In allocating compensation among these elements, the Company believes that the compensation of members of senior management who have the greatest ability to influence the Company’s performance should have a greater proportion of their compensation based on Company performance than lower levels of management.  There is, however, no pre-established policy for the allocation between either cash and non-cash or short-term and long-term compensation.  The mix of compensation determined by the Company is between base annual salary compensation and incentive compensation.  Long-term equity incentive compensation is determined separately and may not be awarded every year.

Base Annual Salary.  The objective of base annual salary is to secure the services of the Company’s executive officers and reflect job responsibilities, individual performance, market competitiveness, the value of such services to the Company’s business and the size of the Company’s business.  Salaries for executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as, competitive market information.  The Compensation Committee also considers the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer’s own compensation).  The Chief Executive Officer is not present during any voting or deliberations by the Compensation Committee with respect to the Chief Executive Officer's compensation.

Annual Non-Equity Incentive Compensation, Retention and Discretionary Awards.  The Company’s compensation structure provides for the opportunity for executive officers to be awarded annual incentive compensation pursuant to incentive compensation plans established each year (“Annual Incentive Compensation Plans”).  Annual Incentive Compensation Plans are generally performance-based, and all awards are ultimately made at the sole discretion of the Compensation Committee.  The objective of the annual incentive compensation awards under these plans is to enhance retention and motivate individuals to achieve specific goals established by the Compensation Committee.  These goals may consist of any or all of the following:  (i) Company-wide performance goals; (ii) specific individual goals that are intended to advance the Company’s business and create long-term stockholder value and (iii) overall individual performance.  The Compensation Committee from time to time also considers various other discretionary, retention or incentive compensation alternatives for the Company’s executive officers.

The Compensation Committee establishes a target annual incentive compensation award opportunity for each executive officer based on a percentage of base annual salary.  The target annual incentive compensation award opportunity percentages range between 55% and 70% of annual base salary for named executive officers other than the Chief Executive Officer, and 85% of base annual salary for the Chief Executive Officer.  The target award opportunities for the named executive officers were established by the Compensation Committee after reviewing survey data provided by the Company’s Independent Compensation Consultant, and, in the case of named executive officers other than the Chief Executive Officer, input from the Chief Executive Officer.  The Company believes this is a meaningful incentive to achieve the incentive compensation goals and an appropriate and reasonable allocation to performance-based annual cash incentive compensation to motivate executive officers.

Typically, the Compensation Committee, with the participation of the Chief Executive Officer, sets compensation performance goals for the Company for the year. Generally, unless specific individual performance goals are established, the target annual incentive compensation award opportunity for executive officers has been based upon the attainment of Company-wide performance goals, which reflects the Company’s belief that executive officers are accountable for the Company’s overall operating performance. If the Compensation Committee elects to allocate any portion of executive officers’ target annual incentive compensation award opportunity to specific individual performance goals, the Compensation Committee sets the individual performance goals for the Chief Executive Officer, and the Chief Executive Officer, after consultation with the Compensation Committee, sets the specific individual performance goals for the other executive officers.  Generally, if specific individual performance goals are established, 33% or less of the incentive compensation for each executive officer has been based upon specific individual performance goals to make executive officers accountable for achieving business objectives.  The Company believes this is an appropriate and reasonable allocation that aligns the annual incentive compensation of executive officers with individual performance.  The individual performance goals are based on and reflect each individual’s responsibilities and, to the extent applicable, contribution to revenue, and may at times include such factors as leadership, team work, growth initiatives and other activities that are considered important to contributing to the long-term performance of the Company.

For Company-wide goals, the Compensation Committee may adopt a formula that establishes an award payout range based on the level of performance attained, with a minimum below which no payment is made and a maximum beyond which no additional incentive compensation is paid.  In determining the extent to which the Company-wide performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude specific circumstances that the Company experienced during the year as well as the impact of unusual or infrequently occurring events or other particular circumstances affecting the Company’s business, changes in accounting principles, acquisitions, dispositions, impairment of assets, restructuring charges and litigation costs and successes, and may also consider the relative risks in achieving the goals reflected in the Company’s annual operating plan.

Long-Term Equity Incentive Awards.  Equity-based compensation in the form of stock options or restricted stock awards are provided to link the interests of executive officers with the long-term interests of the Company’s stockholders, support a pay-for-performance culture, foster employee stock ownership, focus the management team on increasing value for the stockholders and to encourage executive officers to remain in the Company’s employ.  In addition, stock options and restricted stock awards help to provide a long-term balance to the overall compensation program.  While cash bonus payments are focused on short-term performance, the multi-year vesting schedule of stock options and the forfeiture restrictions on restricted stock awards create incentive for increases in stockholder value over a longer term.

The Company grants stock options that are performance-based, service-based or a combination of the two.  Although the Company views all stock options as performance-based because they require the stock price to increase in order for the recipient to realize value from the stock options, the Company has granted stock options subject to vesting based on levels of achievement of specified Company goals that encourage preservation and enhancement of stockholder value.  Service-based vesting also encourages executive retention.  Restricted stock that is subject to forfeiture in the event an executive officer leaves the Company prior to the lapse of the forfeiture restrictions provides similar retention and long-term motivational effects.  The Company views restricted stock as providing employment retention incentives and an incentive to increase stock values because they become more valuable as the price of Autobytel’s Common Stock increases.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors, the position and level of responsibility of each executive officer, the Company’s belief that stock options should be a significant part of the total mix of executive officer compensation and the goals of the compensation objectives described above.  The options are granted with exercise prices of not less than the fair market value of the Company's stock on the date of grant.  Depending on the circumstances, in establishing grant levels, the Company may consider the equity ownership levels of the recipients, exercise prices of existing grants or prior grants that are fully vested.  The Company does not have a policy requiring executive officers or directors to hold shares acquired following stock option exercise or restricted stock vesting for any additional length of time, unless the shares are specifically subject to a resale restriction, and there are no ownership guidelines for executives or directors, as this is not viewed as competitive for a public company of Autobytel’s size.

Stock options typically have been granted to executive officers when the executive first joins the Company, upon promotions to more senior executive positions and annually.  At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company’s Common Stock. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contributions and ability to impact the Company’s results, past performance or consistency within the officer’s internal pay level.  The Compensation Committee considers these factors, as well as applicable contractual requirements, the value of long-term equity incentive grants, the compensation expense associated with awards, leverage and stockholder dilution.  Stock option grants prior to the adoption of the Company’s 2010 Equity Incentive Plan typically had a term of ten years, but options granted after the adoption of the 2010 Equity Incentive Plan expire no later than seven years from the date of grant.  Stock options generally vest and become exercisable over a three-year period, and the vesting of stock options typically accelerate upon (i) a termination of employment without cause by the Company or for good reason by the executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement.

The Compensation Committee approves all stock options, subject to limited delegation to the Non-Executive Stock Option Committee, which consists of the Company’s Chief Executive Officer, for stock option grants to non-executive officers.  Generally, stock option grants to newly hired employees who are executive officers are approved by the Compensation Committee prior to the date of hire and granted on the date of hire.

Stockholder Approval of Executive Compensation.  At the Company’s 2013 Annual Meeting of Stockholders (“2013 Annual Meeting”), the stockholders voted on an advisory proposal regarding approval of the compensation paid to the Company’s named executive officers.  The Compensation Committee considered that approximately 86% of the shares present at the 2013 Annual Meeting and entitled to vote on the proposal were voted in favor of approval of the proposal.  The Company values stockholders’ opinions and will consider the outcome of the Company’s say-on-pay proposals when making future executive compensation decisions regarding the Company’s named executive officers.  In addition, the stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our named executive officers.  Approximately 58% of the votes cast on this proposal were cast for a frequency of every two years.  In light of this vote, the Board of Directors determined that it will include a proposal for an advisory vote every two years.

Compensation Consultants.  The Compensation Committee may, from time to time, directly retain the services of independent consultants and other experts to assist the Compensation Committee in connection with executive compensation matters. During 2014, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc., a national executive compensation consulting firm (“Independent Compensation Consultant”), to provide market data and to review and provide recommendations regarding the Company’s executive compensation programs and compensation of the non-management members of the Board and its committees.  The Independent Compensation Consultant performs services solely on behalf of the Compensation Committee and has no relationship with the Company’s management except as it may relate to the Independent Compensation Consultant’s performance of its services for the Compensation Committee.  The Company’s executive officers did not participate in the selection of the Independent Compensation Consultant.  Periodically, the Company’s Chief Executive Officer seeks input from the Independent Compensation Consultant on compensation matters relating to named executive officers other than the Chief Executive Officer in providing information to the Compensation Committee regarding executive compensation matters.  These inquiries relating to named executive officer compensation occur with the advance knowledge of the Compensation Committee chairperson.  The Compensation Committee has concluded that the Independent Compensation Consultant is independent and that no conflict of interest exists that would prevent the Independent Compensation Consultant from independently advising the Compensation Committee.

Securities Trading Restrictions.  The Company’s securities trading policy precludes executive officers from engaging in transactions involving puts or calls, short sales and margin pledges or purchases of Company Common Stock.  All trades by executive officers must be pre-cleared.

Option Forfeiture Provisions for Accounting Restatements.  For stock options granted to the named executive officers in and after 2013, the stock option award agreements provide for forfeiture of unexercised options and recovery of gain from exercised options if at any time within twelve months after the named executive officer exercises the options, or within twelve months of the date of termination of employment with the Company, as applicable, it is determined that the named executive officer engaged in any misconduct that resulted in an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws.

2014 Compensation Decisions.  For 2014, the Company determined the compensation of the Company’s 2014 named executive officers in accordance with the general compensation philosophy and objectives described above.  These decisions were made in the context of an improving economy in general and the automotive industry in particular, the achievement of revenue growth and profitability for 2013 and initiatives undertaken by the Company, including continued enhancements to autobytel.com, the Company’s flagship website, increases in visits, page views and page views per visit for autobytel.com, continued improvement in the quality of the Company’s automotive leads and closing of various strategic transactions, relationships and investments (including the acquisition of AutoUSA, LLC and investments in, and strategic relationships with, SaleMove, Inc. and AutoWeb, Inc.).

In connection with compensation decisions related to the 2014 named executive officers, the Compensation Committee consulted with the Independent Compensation Consultant, which conducted an independent review of the Company’s executive compensation program on behalf of the Compensation Committee (“2014 Compensation Review”) to provide a competitive reference on pay levels and performance alignment.  The 2014 Compensation Review used a peer group, proposed by the Independent Compensation Consultant and approved by the Compensation Committee, which consisted of the following eighteen U.S. based, publicly traded, application/internet software and services companies with an approximate range of $39 million to $401 million in revenue and market caps below $521 million at the time: Cinedgm Demand Media, Dice Holdings, eGain Communications, iPass, Limelight Networks, Marchex, MeetMe, NetSol Tech, QuinStreet, Spark Networks, Tech Target, Telenav, Thestreet.com, Travelzoo, Vocus, XOGroup and Zix.  Market comparisons were provided for the Company’ s executive officers covering base salaries; annual incentives (levels and plan design); long-term incentive grant values, awards, types and mix; and total direct compensation.

2014 Base Annual Salary.  The 2014 Compensation Review indicated that all named executive officer salaries were at or below the peer median.  In addition to the 2014 Compensation Review, the Compensation Committee reviewed the continued performance and contributions of management to the Company in achieving another year of revenue growth and profitability for 2014, as well as strong stockholder return.  The Compensation Committee recommended to the Board, and the Board approved, an increase of $45,000 in Mr. Coats’ base annual salary from $450,000 to $495,000. The Compensation Committee also approved increases in the base annual salaries of Messrs. DeWalt, Fuller and Ferriolo for 2014 of $22,000 (from $268,000 to $290,000), $25,000 (from $280,000 to $305,000) and $25,000 (from $250,000 to $275,000), respectively, effective January 21, 2014.

The base annual salary of Mr. DuPree for the year ended December 31, 2014 was determined by the Compensation Committee at the time of his hiring in January 2014 based on the input from the Chief Executive Officer and after consultation with the Independent Compensation Consultant.

2014 Annual Incentive Compensation Plan Awards.  The 2014 Annual Incentive Compensation Plan (“2014 Incentive Plan”) was based on the level of achievement of the following two Company-wide performance goals (“2014 Company Performance Goals”), each weighted 50%:

•	percentage achievement of the Company’s revenue goal of $104,700,000 (“2014 Revenue Goal”) under the Company’s 2014 operating plan approved by the Board (“2014 Operating Plan”); and
•	percentage achievement of the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) goal of $6,300,000 under the 2014 Operating Plan (“2014 EBITDA Goal”).

     Award payout opportunities for each goal were based upon percentage of achievement of the goal compared to the corresponding percentage on a sliding scale that reduced award payout opportunities by approximately 3% for every 1% that achievement fell below goal and increased award payout opportunities approximately 3% for every 1% that achievement exceeded the goal (“2014 Award Opportunity Scale”).  Achievement of a goal at or below 67% would result in no awards for that goal, and performance achievement over 100% was capped at 120%.  The sum of the weighted percentages derived from the 2014 Award Opportunity Scale for the 2014 Revenue Goal and the 2014 EBITDA Goal was applied to the particular named executive officer’s target annual incentive compensation award opportunity to determine the officer’s 2014 award payout opportunity.  The Compensation Committee selected these two goals and assigned them equal weighting under the 2014 Incentive Plan because the Compensation Committee believed these goals best reflected the criteria for measuring the Company’s overall performance and performance of strategic initiatives for 2014.  Award payouts to the 2014 named executive officers under the 2014 Incentive Plan were paid 100% in cash in January 2015.

The Compensation Committee set the target annual incentive compensation award opportunities for Messrs. Coats, DeWalt, Fuller, Ferriolo and DuPree under the 2014 Incentive Plan at 85%, 55%, 70%, 55% and 65% of base annual salary, respectively.

In determining incentive compensation award payouts under the 2014 Incentive Plan, the Compensation Committee considered the following:

•
2014 revenues represented a 101.5% achievement of the 2014 Revenue Goal and resulted in a 104.5% targeted award payout for the 2014 Revenue Goal from the 2014 Award Opportunity Scale; and  2014 EBITDA represented a 131.6% achievement of the 2014 EBITDA Goal and resulted in a 160.0% targeted award payout for the 2014 EBITDA Goal from the 2014 Award Opportunity Scale, which combined resulted in a 132.3% combined target award payout under the 2014 Incentive Plan;

•	the contributions of the 2014 named executive officers to the Company’s overall financial and operating performance, and
•	the initiatives undertaken by the Company in 2014 discussed above in the first paragraph under the heading “2014 Compensation Decisions.”

Based on its evaluation of the foregoing items, the Compensation Committee approved cash award payouts under the 2014 Incentive Plan to Messrs. Coats, DeWalt, Fuller, Ferriolo and DuPree of $553,670, $210,062, $281,086, $199,032 and $219,687, respectively.

2014 Long-Term Equity Incentive Awards.  On January 21, 2014 stock options were granted to Messrs. Coats, DeWalt, Fuller and Ferriolo in connection with Company-wide option grants. After considering the Chief Executive Officer’s recommendation, the Compensation Committee approved the grants of 10,000, 12,000 and 10,000 to Messrs.  DeWalt, Fuller and Ferriolo, respectively, at an exercise price of $17.64 per share.  In addition, the Compensation Committee approved a grant of 50,000 stock options to Mr. Coats at the same exercise price.  The grants of stock options to the foregoing named executive officers were made in connection with company-wide option grants to employees in recognition of their efforts during 2013 resulting in the Company achieving 17.3% year-over-year growth in revenues and significant growth in stockholder return over the previous three years.

In addition to the foregoing Company-wide annual stock option grants, on March 17, 2014 the Compensation Committee approved additional stock option grants to Messrs. Coats, DeWalt, Fuller, Ferriolo and DuPree in the amounts of 37,000, 7,400, 8,000, 7,400 and 8,000, respectively, at an exercise price of $14.32 per share.  The additional grants of stock options to these named executive officers were made as a result of the Compensation Committee’s review and consideration of the 2014 Compensation Review.

All of the foregoing stock option grants reflected the Compensation Committee’s belief that equity-based compensation in the form of stock options links the interests of named executive officers with the long-term interests of the Company’s stockholders, supports a pay-for-performance culture, fosters stock ownership by named executive officers, focuses the management team on increasing value for the stockholders, and encourages named executive officers to remain in the Company’s employ.

The exercise price for all stock option grants was the closing price for Autobytel’s Common Stock on The Nasdaq Capital Market as of the applicable grant date.  All of the foregoing stock option grants vest one-third on the first anniversary following the grant date, with the remaining two-thirds vesting ratably over twenty-four months thereafter.  The vesting of these stock options (i) may accelerate upon a change in control of Autobytel in accordance with the 2010 Equity Incentive Plan and the applicable stock option award agreements; and (ii) will accelerate in the event the executive officer’s employment with the Company is terminated without cause by the Company or for good reason by the executive officer (as such terms are defined in the applicable executive officer’s severance benefits or employment agreement).

On January 13, 2014, the Company granted 40,000 performance-based inducement stock options (“DuPree Inducement Options”) to Mr. DuPree upon commencement of his employment with the Company upon the acquisition of AutoUSA, LLC.  The exercise price of the DuPree Inducement Options is $13.62 per share, the closing price for Autobytel’s common stock on The Nasdaq Capital Market as of the applicable grant date.  The Dupree Inducement Options are subject to two vesting requirements and conditions: (i) level of achievement of the revenue and gross margin goals of the Company’s retail dealer services group for 2014, which were $48,700,000 and 41.4%, respectively; and (ii) service vesting over a three-year period.  Based on the performance of the Company’s retail dealer services group for 2014, all 40,000 of the DuPree Inducement Options were awarded under the performance vesting requirement, with one-third of these options vested on January 21, 2015 and the remainder vesting monthly ratably over twenty-four months thereafter.

Severance and Change in Control Terms.  The Company has entered into agreements with various key employees, including the executive officers, that provide for severance benefits under certain qualifying employment termination events.  In addition, certain of the agreements also provide for payments and benefits in the event of certain qualifying employment termination in connection with a change in control of the Company.  The agreements are designed as a recruiting and retention mechanism to assist the Company in providing adequate employment security to compete for highly qualified executive officers and induce them to invest themselves in a career with the Company, to assist in retention of the Company’s executive officers during the uncertainty that might accompany any possible change in control, and to offset any motivation executive officers might otherwise have to resist a change in control that could result in loss of their employment.  Information regarding applicable terms of such agreements for the Company’s named executive officers is provided below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control.”

Under Mr. Coats’ employment agreement, Mr. Coats is entitled to specified payments upon the occurrence of certain qualifying termination events, including a qualifying termination in connection with or following a change in control of the Company.  The Compensation Committee approved these terms in connection with its evaluation of Mr. Coats’ amended and restated employment agreement after consultation with the Independent Compensation Consultant.  Mr. Coats’ employment agreement contains confidentiality and non-solicitation provisions that extend beyond termination.  See the section below entitled “Tax and Accounting Implications–IRC Sections 280G and 4999” regarding the Compensation Committee’s consideration of IRC Sections 280G and 4999 in structuring Mr. Coats’ employment and severance package.  Mr. Coats’ employment agreement provides for a lump sum payout to Mr. Coats in the event of a termination of Mr. Coats’ employment in connection with a change in control of the Company equal to 1.75 times the sum of his base annual salary and his target annual incentive compensation opportunity.

The severance benefits agreements for Messrs. Fuller, DeWalt, Steerman and Ferriolo provide that these named executive officers are entitled to lump sum payments equal to their base annual salary upon the occurrence of certain qualifying termination events, including a qualifying termination in connection with or following a change in control of the Company.  The severance benefits agreements for Messrs. Fuller and DeWalt provide for gross-ups to offset any excise tax on excess parachute payments to preserve the net value to them of these severance benefits so that the value of the motivational and retention aspects of the severance compensation packages for these executive officers would not be diminished. No severance agreement with a change in control excise tax gross-up provision was amended in 2014.

In the event of a change in control of the Company prior to the determination of awards under the Company’s then-current annual incentive compensation plan, the Compensation Committee will determine the level of achievement of the applicable plan for purposes of such officers’ awards and the applicable award payouts, if any, as of the change in control event. Unvested stock options will be accelerated and become fully vested and exercisable as of the change in control event unless the options are assumed by the acquirer.

See the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control” for more information regarding the terms of the foregoing severance and change in control agreements and arrangements.

Benefits and Perquisites.  Except as discussed below, executive officers typically participate in employee benefit plans that are generally available to all employees on the same terms.

All employees above the senior manager level are provided with enhanced supplemental short and long-term disability insurance by the Company in addition to the Company’s standard short- and long-term disability insurance in order to attract and retain these employees.  For those executive officers who qualify for the coverage, the Company also provides an additional supplemental long-term disability plan that offers a benefit of up to 75% of the executive’s base annual salary, up to a maximum benefit of $5,000 per month.  The benefit begins ninety calendar days after the onset of the disability and may continue up to age 65.

Tax and Accounting Implications

IRC Section 162(m) Limitation.  The Compensation Committee has considered the potential impact of Section 162(m) of the IRC on the compensation paid to the Company’s executive officers.  In general, Section 162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held companies in excess of $1.0 million in any taxable year.  The $1.0 million limitation applies per executive per year and only to the compensation paid to the chief executive officer and to each of the next three most highly compensated officers other than the chief financial officer, and provided that compensation is not performance-based.  In general, it is the Compensation Committee’s policy to qualify executive compensation for deductibility under applicable tax laws.  The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs even though these programs may result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and reserves the right to do so in the future in appropriate circumstances.  In addition, although some amounts recorded as compensation by the Company to certain of the Company’s executive officers may be limited by Section 162(m), that limitation currently does not result in the current payment of increased federal income taxes by the Company due to the Company’s significant net operating loss carry forwards.

IRC Sections 280G and 4999.  The Compensation Committee has considered the potential impact of Sections 280G and 4999 of the IRC in structuring the compensation and severance packages for the Company’s executives.  Section 280G disallows a tax deduction by the payor for “excess parachute payments” made to executives, and Section 4999 imposes a 20% non-deductible excise tax on the executive receiving an excess parachute payment.  In general, a parachute payment to an executive is a payment to the executive in the nature of compensation that is contingent on a change in control of the Company and that exceeds three times the executive’s “base amount.”  An executive’s base amount is generally the average compensation received by the executive from the Company during the five-year period preceding the change in control of the Company.  An excess parachute payment is any amount over the portion of the base amount allocated to that parachute payment.

In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws.  The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs even though those programs may result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and that provide for the Company to “gross up” the payment made to the executive to compensate the executive for the 20% excise tax, and the Compensation Committee reserves the right to do so in the future in appropriate circumstances.

In connection with the structuring of Mr. Coats’ compensation and severance package, the Compensation Committee considered the effects of Sections 280G and 4999.  In light of the estimated expense to the Company, the Compensation Committee elected not to provide Mr. Coats with a gross-up payment in the event any amount of severance payments or compensation made to Mr. Coats were found to be excess parachute payments, but did not want to diminish the value of the motivational and retention aspects of Mr. Coats’ severance compensation package.  Therefore, certain aspects of Mr. Coats’ severance package were structured to mitigate the applicability of Sections 280G and 4999 to Mr. Coats’ severance compensation.

Accounting for Stock-Based Compensation.  The Company accounts for its stock-based compensation, including stock options and restricted stock, in accordance with the requirements of U.S. GAAP, including Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC Topic 718”).  The Company recognizes share-based compensation based on the fair value of awards, net of estimated forfeitures on a straight line basis over the requisite service periods, which is generally over the award’ respective vesting period, or on an accelerated basis over the estimated performance periods for stock options with performance conditions.  Restricted stock fair value is measured on the grant date based on the quoted market price of the Company’s Common Stock, and the stock option fair value is estimated on the grant date using the Black-Scholes option pricing model based on the underlying Common Stock closing price as of the date of grant, the expected term, stock price volatility and risk-free interest rates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K adopted by the SEC, and, based on that review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Proxy Statement on Schedule 14A in connection with the Company’s 2015 Annual Meeting of Stockholders.

Compensation Committee

Janet M. Thompson, Chair
Michael J. Fuchs
Mark N. Kaplan
Jeffrey M. Stibel

The above report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference in any of the Company’s filings under the Securities Act or the Securities Exchange Act except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation

The table below and the accompanying footnotes summarize the compensation attributed for fiscal years 2012, 2013 and 2014, as applicable, to the Company’s executive officers who constitute named executive officers for the fiscal year ended December 31, 2014.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Named Executive Officers
Jeffrey H. Coats	2014	492,656	—	—	639,759	553,670	10,487	(3)	1,696,572
President, Chief Executive Officer and Director	2013	450,000	—	—	49,282	375,120	193,119	(4)	1,067,521
	2012	420,000	79,000	—	103,142	147,000	153,980	(5)	903,122

Curtis E. DeWalt	2014	288,854	—	—	127,952	210,062	8,144	(6)	635,012
Senior Vice President and Chief Financial Officer	2013	268,000	10,000	—	20,179	153,591	5,144	(7)	456,914
	2012	250,000	10,106	—	42,210	60,156	5,144	(8)	367,616

Glenn E. Fuller	2014	303,698	—	—	147,776	281,086	6,972	(9)	739,532
Executive Vice President, Chief Legal and Administrative Officer and Secretary	2013	280,000	35,000	—	26,831	204,232	3,972	(10)	550,035
	2012	255,000	13,120	—	54,795	78,094	3,972	(11)	404,981

William A. Ferriolo	2014	273,698	—	—	127,952	199,032	5,348	(12)	606,030
Executive Vice President, Consumer Acquisitions	2013	250,000	83,000	—	18,824	143,275	2,349	(13)	497,448
	2012	250,000	34,278	—	42,210	60,156	2,044	(14)	388,688

Phillip W. DuPree	2014	255,966	35,000	—	295,604	219,687	39,129	(15)	845,386
Executive Vice President, President Dealer Services

(1)
The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized.  The dollar amount reported for stock awards and option awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718.  See Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15–Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which accompanies this Proxy Statement, for assumptions made in these valuations.

(2)
Represents amounts related to level of achievement of Company performance goals under the 2014 Incentive Plan.  For information on the amounts earned in 2014, see the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis-2014 Compensation Decisions–2014 Annual Incentive Compensation Plan Awards.”

(3)	Represents $5,458 for health insurance premiums for dependent and $5,029 for supplemental insurance premiums.
(4)	Represents $182,755 for payment of relocation expenses and lodging costs, $5,335 for health insurance premiums for dependent and $5,029 for supplemental insurance premiums.
(5)	Represents $144,411 for payment of relocation expenses and lodging costs, $4,540 for health insurance premiums for dependent and $5,029 for supplemental insurance premiums.
(6)	Represents $3,000 for 401(k) plan match and $5,144 for supplemental insurance premiums.
(7)	Represents $5,144 for supplemental insurance premiums.
(8)	Represents $5,144 for supplemental insurance premiums.
(9)	Represents $3,000 for 401(k) plan match and $3,972 for supplemental insurance premiums.
(10)	Represents $3,972 for supplemental insurance premiums.
(11)	Represents $3,972 for supplemental insurance premiums.
(12)	Represents $3,000 for 401(k) plan match and $2,348 for supplemental insurance premiums.
(13)	Represents $2,349 for supplemental insurance premiums
(14)	Represents $2,044 for supplemental insurance premiums.
(15)	Represents $3,000 for 401(k) plan match, $33,657 for relocation expenses and $2,472 for supplemental insurance premiums.

Grants of Plan-Based Awards in 2014

The following table sets forth for each of the named executive officers information concerning plan-based awards, including stock and stock option awards, granted during 2014.  During 2014, the Company granted stock options at exercise prices equal to the fair market value of a share of the Company’s Common Stock as determined by the closing price on The Nasdaq Capital Market on the date of grant.  The term of each option granted is seven years from the date of grant.  The vesting of certain option awards accelerate if there is a change in control of the Company or involuntary termination of employment.  Option awards may be cancelled before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

2014 Grants of Plan-Based Awards Table

								All Other Option Awards: Number of Securities Underlying Options (#)(1)			Grant Date Fair Value of Stock and Option Awards ($)(2)

									Exercise or Base Price of Awards ($/Share)	Closing Price on Grant Date ($/Share)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Named Executive Officers

Jeffrey H. Coats	01/21/14	4,208	420,750	673,200	—	—	—	50,000	17.64	17.64	397,334
	03/17/14	—	—	—	—	—	—	37,000	14.32	14.32	242,425

Curtis E. DeWalt	01/21/14	1,595	159,500	255,200	—	—	—	10,000	17.64	17.64	79,467
	03/17/14	—	—	—	—	—	—	7,400	14.32	14.32	48,485

Glenn E. Fuller	01/21/14	2,135	213,500	341,600	—	—	—	12,000	17.64	17.64	95,360
	03/17/14	—	—	—	—	—	—	8,000	14.32	14.32	52,416

William Ferriolo	01/21/14	1,513	151,250	242,000	—	—	—	10,000	17.64	17.64	79,467
	03/17/14	—	—	—	—	—	—	7,400	14.32	14.32	48,485

Phillip W. DuPree	01/13/14	1,458	145,750	233,200	400	40,000	40,000	—	13.62	13.62	243,188
	03/17/14	—	—	—	—	—	—	8,000	14.32	14.32	52,416

(1)
Except for the DuPree Inducement Options, all options were granted from the 2010 Equity Incentive Plan and vest one-third on the first anniversary following the date of grant, with the remaining two-thirds vesting ratably over twenty-four months thereafter. The terms of the DuPree Inducement Options are described under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis-2014 Compensation Decisions--2014 Long-Term Equity Incentive Awards.”

(2)	The dollar amount reported for option awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2014 Year-End

The following table sets forth, for each of the named executive officers, information concerning outstanding stock option awards as of December 31, 2014.

2014 Outstanding Awards at Fiscal Year-End Table

		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable	Unearned
Named Executive Officers

Jeffrey H. Coats (1)	03/17/14 (4)	—	37,000	—	14.32	3/17/2021
	01/21/14 (4)	—	50,000	—	17.64	1/21/2021
	01/24/13 (2)	14,375	8,125	—	4	1/24/2020
	01/10/12 (3)	36,645	1,047	—	3.9	1/10/2019
	1/20/2011	26,196	—	—	4.8	1/20/2018
	4/3/2009	200,001	—	—	1.75	4/3/2019
	11/3/2008	1,000	—	—	3.85	11/3/2018
	11/1/2007	1,000	—	—	11.6	11/1/2017
	11/1/2006	1,000	—	—	16.25	11/1/2016
	3/21/2006	1,000	—	—	23.05	3/21/2016
	0 9/08/05	2,400	—	—	25.35	9/8/2015

Curtis E. DeWalt	03/17/14 (4)	—	7,400	—	14.32	3/17/2021
	01/21/14 (4)	—	10,000	—	17.64	1/21/2021
	01/24/13 (2)	5,886	3,327	—	4	1/24/2020
	01/10/12 (3)	14,997	428	—	3.9	1/10/2019
	12/7/2011	2,000	—	—	3.8	12/7/2018
	1/20/2011	10,719	—	—	4.8	1/20/2018
	9/22/2009	11,395	—	—	3.1	9/22/2019
	3/3/2009	20,000	—	—	1.75	3/3/2019
	9/29/2008	20,000	—	—	5.3	9/29/2018
	10/30/2007	28,000	—	—	12.95	10/30/2017

Glenn E. Fuller	03/17/14 (4)	—	8,000	—	14.32	3/17/2021
	01/21/14 (4)	—	12,000	—	17.64	1/21/2021
	01/24/13 (2)	7,826	4,424	—	4	1/24/2020
	01/10/12 (3)	19,468	556	—	3.9	1/10/2019
	12/7/2011	2,000	—	—	3.8	12/7/2018
	8/8/2011	5,000	—	—	5.5	8/8/2018
	1/20/2011	13,907	—	—	4.8	1/20/2018
	9/22/2009	9,971	—	—	3.1	9/22/2019
	3/3/2009	17,500	—	—	1.75	3/3/2019
	9/29/2008	20,000	—	—	5.3	9/29/2018
	5/13/2008	15,000	—	—	9.55	5/13/2018
	10/16/2006	15,000	—	—	16.4	10/16/2016

William A. Ferriolo	03/17/14 (4)	—	7,400	—	14.32	3/17/2021
	01/21/14 (4)	—	10,000	—	17.64	1/21/2021
	01/24/13 (2)	5,491	3,103	—	4	1/24/2020
	01/10/12 (3)	14,997	428	—	3.9	1/10/2019
	12/7/2011	10,000	—	—	3.8	12/7/2018
	1/20/2011	6,134	—	—	4.8	1/20/2018
	9/17/2010	50,000	—	—	4.2	9/17/2017

Phillip W. DuPree	03/17/14 (4)	—	8,000	—	14.32	3/17/2021
	01/13/14 (5)	—	—	40,000	13.62	1/13/2021

(1)	The outstanding equity awards granted prior to the year ended December 31, 2008 were granted to Mr. Coats pursuant to his service as a non-executive member of the Company’s Board of Directors.

(2)
2013 Performance-Based Options granted on January 24, 2013 are subject to two vesting requirements and conditions:  (i) percentage achievement of Company performance goals for 2013; and (ii) time vesting based on the following schedule:  (a) thirty-three and one-third percent (33 1/3%) of the option awarded based on Company performance became exercisable on the first anniversary of the date of grant, and (b) one thirty-sixth (1/36) of the entire amount of such awarded options vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following twenty-four (24) months.  The vesting of these stock options will accelerate under certain circumstances as may be provided under the Company’s 2010 Equity Incentive Plan (the stock option plan from which the 2013 Performance-Based Options were granted) or the applicable award agreements, including upon a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options.

(3)
2012 Performance-Based Options granted on January 10, 2012 are subject to two vesting requirements and conditions:  (i) percentage achievement of Company performance goals for 2012; and (ii) time vesting based on the following schedule:  (a) thirty-three and one-third percent (33 1/3%) of the option awarded based on Company performance became exercisable on the first anniversary of the date of grant, and (b) one thirty-sixth (1/36) of the entire amount of such awarded options vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following twenty-four (24) months.  The vesting of these stock options will accelerate under certain circumstances as may be provided under the Company’s 2010 Equity Incentive Plan (the stock option plan from which the 2012 Performance-Based Options were granted) or the applicable award agreements, including upon a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options.

(4)
One-third (1/3) of the stock options granted cliff vest on the first anniversary following the grant date, and the remaining two-thirds (2/3) vest ratably over twenty-four (24) months thereafter.  The vesting of these stock options will accelerate upon (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement.

(5)
The DuPree Inducement Options granted to Mr. DuPree on January 13, 2014 are subject to two vesting requirements and conditions:  (i) percentage achievement of the Company’s Retail Dealer Services Group 2014 revenue goal and Retail Dealer Services Group 2014 gross margin goal and (ii) time vesting based on the following schedule:  (a) thirty-three and one-third percent (33 1/3%) of the options awarded based on Company performance became exercisable on the first anniversary of the date of grant, and (b) one thirty-sixth (1/36) of the entire amount of such awarded options vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following twenty-four (24) months.  Based on the performance of the Company’s Retail Dealer Services Group for 2014, all 40,000 of the DuPree Inducement Options were awarded under the performance vesting requirement, with one-third (1/3) of these options vested on January 21, 2015 and the remainder vesting monthly ratably over twenty-four (24) months thereafter.

Option Exercises and Stock Vested in 2014

There were no stock option exercises or stock award vestings for any named executive officer during 2014.

Employment Agreements

The Company has entered into written employment agreements with the named executive officers.  The employment of these executive officers is “at will” and not for a specified term.  Under the terms of their respective agreements, each executive is entitled to all customary benefits afforded generally to executive officers of the Company, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board.  The Company will pay or reimburse each of these executives for all reasonable business expenses incurred while employed by the Company.  The employment agreements with these executive officers also provide for specified payments and continuation of benefits in the event of a termination of the executive officer’s employment with the Company by the Company without cause or by the executive officer for good reason, including any such termination in connection with a change in control of the Company.  For a description of these termination and change in control provisions see the section of this Proxy Statement below entitled “Potential Payments Upon Termination or Change in Control.”  Each of these employment agreements contains confidentiality and non-solicitation provisions that extend beyond termination of employment.

Jeffrey H. Coats.  Mr. Coats’ employment with the Company is governed by the terms of an employment agreement that was restated and amended as of April 3, 2014 upon expiration of his prior employment agreement (Mr. Coats’ employment agreement, as amended and restated, is referred to in this Proxy Statement as the “Coats Employment Agreement”).  The Coats Employment Agreement governs the terms of Mr. Coats’ employment until April 3, 2017.  Mr. Coats received an annual base salary of $495,000 for the year ended December 31, 2014. Mr. Coats is also eligible to receive an annual incentive compensation opportunity targeted at 85% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Curtis E. DeWalt.  The Company and Mr. DeWalt entered into an employment agreement dated as of October 4, 2007 in connection with his joining the Company as the Company’s Vice President, Finance, which agreement has been amended at various dates in connection with Mr. DeWalt’s various promotions within the Company.  In addition, the Company and Mr. DeWalt entered into an Amended and Restated Severance Agreement dated as of September 29, 2008, as amended.  Mr. DeWalt received an annual base salary of $290,000 for the year ended December 31, 2014. Mr. DeWalt was also eligible to receive an annual incentive compensation opportunity targeted at 55% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.  Mr. DeWalt’s employment with the Company ended as of March 31, 2015, at which time Mr. DeWalt received the severance payments and benefits to which he was entitled under his Amended and Restated Severance Agreement.  In addition, the Company and Mr. DeWalt entered into a Consulting Services Agreement with a one-year term, which commenced as of April 1, 2015, pursuant to which Mr. DeWalt will be available to assist the Company in transitioning the chief financial officer’s role to his successor.  In consideration for these consulting services, the Company (i) will pay Mr. DeWalt a monthly fee of $12,083 and reimburse Mr. DeWalt’s reasonable expenses related to the performance of the consulting services; and (ii) agreed that the ninety-day post-employment exercise period for certain stock options previously granted to Mr. DeWalt will not begin to run until ninety days after the termination or expiration of the Consulting Services Agreement.

Glenn E. Fuller.  The Company and Mr. Fuller entered into an employment agreement dated as of October 10, 2006 in connection with his joining the Company as the Company’s Vice President, Legal Affairs, which agreement has been amended at various dates in connection with Mr. Fuller’s various promotions within the Company.  In addition, the Company and Mr. Fuller have entered into an Amended and Restated Severance Agreement dated as of September 29, 2008, as amended.  Mr. Fuller received an annual base salary of $305,000 for the year ended December 31, 2014.  Mr. Fuller is also currently eligible to receive an annual incentive compensation opportunity targeted at 70% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

William A. Ferriolo.  The Company and Mr. Ferriolo entered into an employment agreement dated as of September 17, 2010 in connection with his joining the Company as the Company’s Vice President, Cyber Ventures Division, which agreement has been amended at various dates in connection with Mr. Ferriolo’s various promotions within the Company.  In addition, the Company and Mr. Ferriolo have entered into a Severance Benefits Agreement dated as of September 7, 2010, as amended.  Mr. Ferriolo’s employment agreement, as amended, together with the Severance Benefits Agreement, as amended, are collectively referred to herein as the “Ferriolo Employment Agreement.”  Mr. Ferriolo received an annual base salary of $275,000 for the year ended December 31, 2014.  Mr. Ferriolo is also currently eligible to receive an annual incentive compensation opportunity targeted at 55% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

In connection with his promotion to Executive Vice President, Consumer Acquisitions effective April 23, 2014, Mr. Ferriolo’s base annual salary was increased to $333,000. In addition to his continued participation in the Company’s annual incentive compensation plan, Mr. Ferriolo will participate in a supplemental incentive compensation plan based on the performance of the Company’s search engine marketing managed by Mr. Ferriolo (“SEM Business”) for the twelve (12) month period commencing January 1, 2015 and ending December 31, 2015 (“Supplemental Plan Period”) based upon the following performance metrics (each weighted one-third (1/3) of the overall incentive opportunity: (i) volume of invoiced leads originated from the SEM Business websites during the Supplemental Plan Period; (ii) quality of SEM Business originated leads during the Supplemental Plan Period based on the Company’s average close rates for all Company’s leads; and (iii) the SEM Business achieving a specified gross margin contribution during the Supplemental Plan Period. Mr. Ferriolo’s target annual incentive compensation percentage for purposes of this supplemental incentive compensation plan is 55% of his base annual salary. The following service-based equity-based compensation awards were made to Mr. Ferriolo:

•
45,000 options to purchase shares of Autobytel’s common stock.  These stock options were granted under the Company’s 2014 Equity Incentive Plan (“2014 Plan”), have an exercise price of $15.37 per share (the closing price for Autobytel’s common stock on The Nasdaq Capital Market on April 23, 2015), and will vest over a three (3)-year period, with one-third (1/3) vesting on the first anniversary of the date of grant and thereafter in equal one thirty-sixth (1/36) installments of the original number of shares subject to the option on each monthly anniversary of the date of grant for the following twenty-four (24) months.  The stock options expire seven (7) years from the date of grant.

•
25,000 shares of the Company’s common stock in the form of service-based restricted stock pursuant to the 2014 Plan. These shares of service-based restricted stock are subject to forfeiture if Mr. Ferriolo’s employment with the Company is terminated for any reason, other than termination by the Company without cause or by Mr. Ferriolo for good reason. These forfeiture restrictions lapse with respect to one-third of the restricted stock on each of the first, second and third anniversaries of the date of award.

The vesting of the foregoing stock options will accelerate and the forfeiture restrictions on the foregoing restricted stock will lapse: (i) if Autobytel terminates Mr. Ferriolo’s employment without cause or Mr. Ferriolo terminates his employment for good reason; or (ii) upon a change in control of Autobytel (as defined in the 2014 Plan) if coupled with a termination of employment by the Company without cause or by Mr. Ferriolo for good reason within 24 months of such change in control or if the acquirer does not assume, retain or exchange the stock options or restricted stock as provided in the 2014 Plan or the stock option and restricted stock award agreements.

•
100,000 shares of the Company’s common stock in the form of performance-based restricted stock pursuant to the 2014 Plan. All of these shares are subject to forfeiture to the Company upon the earlier of (such earliest date being referred to herein as the “Termination Date”) (i) a termination of Mr. Ferriolo’s employment with the Company; (ii) March 31, 2018; and (iii) other events of forfeiture set forth in the award agreement, subject to the following:

1.           The forfeiture restrictions with respect to fifty thousand (50,000) of these restricted shares will lapse if any time prior to the Termination Date the weighted average closing price of the Company’s common stock on The Nasdaq Capital Market (or if not then traded on the such market or exchange, the principal market or exchange on which the Company’s common stock is then traded) (“Principal Trading Market”) for the preceding thirty (30) trading days is at or above Thirty Dollars ($30.00) per share (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the Company’s common stock occurring after the award date) (such per share price, as adjusted (if applicable) being referred to herein as the “First Tier Price”).

2.           The forfeiture restrictions with respect to any of these restricted shares that remain subject to forfeiture restrictions shall lapse if any time prior to the Termination Date the weighted average closing price of the Company’s common stock on the Principal Trading Market for the preceding thirty (30) trading days is at or above Forty-Five Dollars ($45.00) per share (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the Company’s common stock occurring after the award date) (such per share price, as adjusted (if applicable) being referred to herein as the “Second Tier Price”).

The forfeiture restrictions on the foregoing restricted stock will lapse: (i) if Autobytel terminates Mr. Ferriolo’s employment without cause or Mr. Ferriolo terminates his employment for good reason and a performance condition, as applicable, is met within ninety-days after the date of termination; or (ii) upon a change in control (as defined in the 2014 Plan) if coupled with a termination of employment by the Company without cause or by Mr. Ferriolo for good reason within 24 months of such change in control or if the acquirer does not assume, retain or exchange the stock options or restricted stock as provided in the 2014 Plan or the stock option and restricted stock award agreements; provided that the performance-based restricted stock is subject to forfeiture if the change in control is a business combination (as defined in the 2014 Plan) and specified per share consideration is not payable or to delivered by the acquiring person in respect of the Company's common stock.

Phillip W. DuPree.  The Company and Mr. DuPree entered into an employment agreement dated as of January 13, 2014 in connection with his joining the Company as the Company’s Executive Vice President, President Dealer Services.  In addition, the Company and Mr. DuPree have entered into a Severance Benefits Agreement dated as of January 14, 2014.  Mr. DuPree received an annual base salary of $265,000 for the year ended December 31, 2014.  Mr. DuPree is also currently eligible to receive an annual incentive compensation opportunity targeted at 65% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Potential Payments Upon Termination or Change in Control

Payments and other benefits payable upon various termination and change in control situations are set out as if the conditions for payments had occurred and the terminations or change in control took place on December 31, 2014.  The amounts set forth below are estimates of the amounts which would be paid out to each named executive officer upon termination of employment or change in control of the Company.  The actual amounts to be paid out can be determined only at the time of such named executive officer’s separation from the Company or change in control event.  In addition, it is possible that the Company and the executive may hereafter agree to payments and other benefits that differ materially from those described below.  The table below reflects the amount of compensation to each of the named executive officers in the event of termination of such executive’s employment by the Company without cause or by the named executive officer for good reason and, upon a change in control of the Company.  The disclosures below do not include any additional amounts payable by the Company to Messrs. Fuller and DeWalt in the event the payments are determined to be “excess parachute payments” pursuant to IRC Section 280G and do not take into consideration any requirements under IRC Section 409A, which could affect, among other things, the timing of payments and distributions.

Termination and Change in Control Estimated Payments Table

Name	Benefit Description	Termination without cause by Company or for good reason by executive not in connection with a Change in Control ($)(1)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($)(1)	Change in Control not in connection with Termination without cause by Company or for good reason by executive ($)(1)

Jeffrey H. Coats (2)	Lump sum severance payment	495,000	1,602,563	—
	Stock-based awards	63,392	63,392	63,392
	Health and welfare benefits	21,432	32,148	257,183
	Outplacement Services	—	—	—

Curtis E. DeWalt (3)	Lump sum severance payment	290,000	290,000	—
	Stock-based awards	25,952	25,952	25,952
	Health and welfare benefits	29,356	29,356	—
	Outplacement Services	12,000	12,000	—

Glenn E. Fuller (3)	Lump sum severance payment	305,000	305,000	—
	Stock-based awards	34,418	34,418	34,418
	Health and welfare benefits	29,968	29,268	—
	Outplacement Services	12,000	12,000	—

William A. Ferriolo (3)	Lump sum severance payment	275,000	275,000	—
	Stock-based awards	24,407	24,407	24,407
	Health and welfare benefits	23,302	23,302	—
	Outplacement Services	12,000	12,000	—

Phillip W. DuPree (3)	Lump sum severance payment	265,000	265,000	—
	Stock-based awards	—	—	—
	Health and welfare benefits	28,241	28,241	—
	Outplacement Services	12,000	12,000	—

(1)	For stock options the amount represents the positive difference between the closing price of the Company's stock at year-end and the exercise price of the stock option.

(2)
If Mr. Coats’ employment is terminated by the Company without “cause” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, or if Mr. Coats terminates his employment with “good reason” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, Mr. Coats is entitled to a lump sum payment equal to his annual base salary, as well reimbursement or payment of the premiums for continuation of his medical, dental and vision insurance benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act) for a period of twelve months after the employment termination date.  In the event of a termination of Mr. Coats’ employment, either without cause or by Mr. Coats for good reason, in connection with, or within eighteen months following, a change in control of the Company that occurs during the term of Mr. Coats’ employment, Mr. Coats is entitled to (i) a lump sum payment equal to 1.75 times the sum of his annual base salary and his target annual incentive compensation opportunity, and (ii) payment of premiums for continuation of benefits under COBRA will be extended for eighteen months.  The amount of the foregoing lump sum cash payout related to Mr. Coats’ targeted annual incentive compensation opportunity in the case of a termination of employment in connection with a change in control of the Company prior to payout of awards under the Annual Incentive Compensation Plan for the year in which the termination of employment occurs will be reduced by the sum of (i) the cash payout, if any, under the Annual Incentive Compensation Plan as of the change in control event; and (ii) if performance-based stock options are a component of such Annual Incentive Compensation Plan, the option spread (based on the difference between the per share transaction price of the Company's Common Stock and the option exercise price), if any, on Mr. Coats’ performance-based options granted under such Annual Incentive Compensation Plan (this option-related reduction not to exceed the amount of Mr. Coats’ target annual incentive compensation opportunity multiplied by the percentage of Mr. Coats’ target annual incentive compensation opportunity represented by the performance-based options).  The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’ compensation is deemed to be excess parachute payments under the IRC.  Payment of the severance benefits is conditioned on Mr. Coats’ execution of a general release of claims in favor of the Company.  The Coats Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

(3)
If the named executive officer's employment is terminated by the Company without “cause” (as defined in the named executive officer’s employment agreement, which definition includes a termination of employment in connection with or as a result of a change in control of the Company) during the term of the named executive officer’s employment agreement, or if the named executive officer terminates the named executive officer’s employment with “good reason” (as defined in the named executive officer’s employment agreement, which definition includes a failure or refusal of an acquirer of the Company to assume the named executive officer’s severance arrangements in connection with a change in control of the Company) during the term of the named executive officer’s employment agreement, the named executive officer is entitled to (i) a lump sum payment equal to the named executive officer’s annual base salary (determined as the highest annual base salary paid to the named executive officer while employed by the Company); (ii) continuation of Autobytel medical, dental, vision, life and disability insurance benefits for the named executive officer and the named executive officer's eligible dependents (at the time of termination) for twelve months; and (iii) outplacement services for twelve months.  Payment of the severance benefits to a named executive officer is conditioned on the named executive officer’s execution of a release in favor of the Company.  For Messrs. DeWalt and Fuller only, if it is determined that any amount paid, distributed or treated as paid or distributed (whether paid or payable or distributed or distributable pursuant to the terms of their respective employment agreements, any stock option agreement between the named executive officer and the Company or otherwise) by the Company to or for the benefit of the named executive officer is deemed to be parachute payments under the IRC, then the Company has agreed to make additional payments to such named executive officer to compensate for the named executive officer’s additional tax obligations.

Under the employment or severance benefits agreements with each of the named executive officers, “cause” will generally be deemed to exist when the individual has been convicted of, or pled nolo contendere to, a felony, has engaged in willful misconduct or gross dishonesty that has a materially injurious effect on the Company’s business or reputation, or has materially failed to consistently discharge the officer’s duties for thirty days after notice, subject to a cure period in some events; “termination without cause” will generally be deemed to occur if Autobytel terminates the named executive officer’s employment for any reason other than cause or no reason at all, or the termination by the executive officer for good reason.  “Good reason” will generally exist when the named executive officer’s duties and responsibilities, compensation or benefits have been materially decreased (including in the case of the Chief Executive Officer following a change in control, a material diminution of the budget over which the Chief Executive Officer retains authority); when the named executive officer has been required to relocate; when the Company has breached the Company’s agreement with the named executive officer; or a successor company fails to assume the officer’s agreement following a change in control.  In general, a “change in control” of the Company is deemed to occur if: (i) the Company sells all or substantially all of the Company’s assets; (ii) as a result of transactions a person or group becomes the beneficial owner of more than 50% of the Company’s Common Stock; or (iii) a majority of the Company’s directors in office are not nominated for election or elected to the Board with the approval of two-thirds of the directors who are in office just prior to the time of such nomination or election.

Unvested stock options may vest upon: (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the stock options were granted or the applicable stock option award agreement.  In the event of a change in control of the Company prior to the determination of awards under the Company’s then-current annual incentive compensation plan, the Compensation Committee will determine the level of achievement of the applicable plan for purposes of such officer’s awards and the applicable award payouts, if any, as of the change in control event.

Director Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the year ended December 31, 2014:

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Michael J. Fuchs	144,000	27,184	(2)	171,184
Mark N. Kaplan	160,000	27,184	(2)	187,184
Jeffrey M. Stibel	59,000	27,184	(2)	86,184
Janet M. Thompson	84,000	27,184	(2)	111,184
Michael A. Carpenter	88,000	27,184	(2)	115,184

(1)
The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by the Company’s directors.  The option award amounts represent the aggregate grant date fair value of the option awards, as estimated for financial statement purposes in accordance with FASB ASC Topic 718.  For additional information regarding assumptions made in these valuations, refer to Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15–Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 accompanying this Proxy Statement.

(2)	7,000 option awards granted on September 16, 2014 at an exercise price of $8.53 per share.

The Company’s outside directors receive cash compensation for service on the Company’s Board or any committee or subcommittee thereof.  These directors receive the following fees:  (i) annual fee of $35,000 payable quarterly and (ii) $1,000 for each Board or committee meeting attended, whether by phone or in person, with the Chairman of the Board or committee, as applicable, receiving $2,000 for each such meeting rather than $1,000.  In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee or subcommittee meetings.  In addition to the foregoing annual and meeting fees, each of the Chairman of the Board and the Chairman of the Audit Committee is entitled to a $25,000 annual retainer payable quarterly; the Chairman of the Compensation Committee is entitled to a $10,000 annual retainer payable quarterly; and the Chairman of the Corporate Governance and Nominations Committee is entitled to a $5,000 annual retainer payable quarterly.  The retainers were established based on market data provided by the Compensation Committee’s Independent Compensation Consultant and an internal assessment of the amount of time required to be devoted to Company matters.

After consultation with the Independent Compensation Consultant, the Board approved the annual granting of up to 7,000 stock options to each non-employee director.  To receive these option grants, a director must be a non-employee director at the time of grant, and the director must have served on the Board for at least six months.  The option grant dates will be determined by the Board but are anticipated to be made in conjunction with the Company’s annual meeting of stockholders.  These options will have a term of seven years and will vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such applicable date.  The exercise price of these options shall be 100% of the fair market value per share of Common Stock on the date of the grant of the option.  The annual grant of options to new non-employee directors are pro-rated for the year in which the new director joins the Board.

In 2014 a special committee of the Board consisting of Mark N. Kaplan, Michael A. Carpenter and Michael J. Fuchs was authorized by the Board to evaluate and consider strategic alternatives for the Company. Mr. Kaplan, the chairman of the special committee, received a monthly fee of $5,000 and $2,000 for each meeting attended, whether by phone or in person, and the other committee members received a monthly fee of $3,000 and $1,000 for each committee meeting attended, whether by phone or in person.

Directors who are also full time employees do not receive any additional compensation for their service as directors.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2014, relating to the Company’s equity compensation plans pursuant to which the Company’s Common Stock may be issued (or that have options outstanding under expired or terminated plans).

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by stockholders (1)	1,767,366	$7.61	1,054,066
Equity compensation plans not approved by stockholders (2)	203,903	$8.79	—
Total	1,971,269	$7.73	1,054,066

(1)
Includes the Company’s 1996 Stock Incentive Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan, 2010 Equity Incentive Plan and 2014 Equity Incentive Plan.  Only the 2014 Equity Incentive Plan is currently available for future stock option or other equity-based awards.

(2)
Includes the Company’s 1999 Employee and Acquisition Related Stock Option Plan and 2006 Inducement Stock Option Plan, neither of which plans are available for future stock option or other equity-based awards.  Also includes (i) 88,641 inducement stock options granted to Mr. Bret Dunlap, the Company’s Senior Vice President, Mobile, under Inducement Stock Option Agreements dated September 30, 2013, which options expire September 30, 2020; and (ii) 40,000 inducement stock options granted to Mr. Phillip DuPree, the Company’s Executive Vice President, President Dealer Services, under an Inducement Stock Option Agreement dated January 13, 2014, which options expire January 13, 2021.

1999 Employee and Acquisition Related Stock Option Plan.  The Company’s 1999 Employee and Acquisition Related Stock Option Plan (“1999 Employee and Acquisition Option Plan”) was approved by the Board in September 1999 and was not submitted to the Company’s stockholders for approval.  The 1999 Employee and Acquisition Option Plan expired on September 22, 2009 and is no longer available for the granting of new options under this plan.  The term of awards granted under the 1999 Employee and Acquisition Option Plan may not exceed 10 years.  Awards under the 1999 Employee and Acquisition Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant’s employment by the Company without cause or by the participant for good reason.  The stock option agreements for options granted under the 1999 Employee and Acquisition Option Plan generally provide that the options must be exercised within three months of the end of the option holder's status as an employee or consultant of Autobytel, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option's term.  The 1999 Employee and Acquisition Option Plan states that, unless otherwise provided in the relevant stock option agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, all rights of optionees with respect to the unexercised portion of any option awarded under the 1999 Employee and Acquisition Option Plan will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation or sale or transfer of assets makes specific provisions for the assumption or continuation of the obligation of the Company with respect to the 1999 Employee and Acquisition Option Plan.

2006 Inducement Stock Option Plan.  In June 2006, the 2006 Inducement Stock Option Plan (“2006 Inducement Option Plan”) was approved by the Board and was not submitted to the Company’s stockholders for approval.  No new grants or awards will be made under the 2006 Inducement Option Plan.  The term of awards granted under the 2006 Inducement Option Plan may not exceed 10 years.  Awards under the 2006 Inducement Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant's employment by the Company without cause or by the participant for good reason.  The stock option agreements for options granted under the 2006 Inducement Option Plan generally provide that the options must be exercised within three months of the end of the option holder's status as an employee or consultant of Autobytel, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option's term.  The 2006 Inducement Option Plan states that, unless the award agreement provides differently, the unvested portion of the awards will immediately become vested upon any merger (other than a merger in which Autobytel is the surviving entity and the terms remain unchanged as compared to the terms prior to the merger), consolidation, or sale or transfer of the Company’s assets, except if the options are assumed by the acquiring party.  Unless the award agreement provides differently, upon any liquidation or dissolution of Autobytel, all the rights to any portion of unvested awards will end, and the awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

Dunlap Inducement Stock Options.  In connection with his employment by the Company in September 2013, Mr. Bret Dunlap, the Company’s Senior Vice President, Mobile, was granted an aggregate of 88,641 performance-based inducement stock options under Inducement Stock Option Agreements dated September 30, 2013.  The options have an exercise price of $7.17, which was the closing price of the Company’s common stock on The Nasdaq Capital Market on the date of grant, and expire in September 2020.  The options are subject to two vesting requirements and conditions: (i) percentage achievement of 2014, 2015 and 2016 revenues and gross profit goals for the Company’s Mobile products and services business and (ii) service vesting. Unvested stock options may vest upon (i) a termination of employment without cause by the Company or for good reason by Mr. Dunlap; or (ii) a change in control, if coupled with a termination of employment by the Company without cause or if the acquirer does not assume, retain or exchange the options as provided in the stock option award agreements.

DuPree Inducement Stock Options.  In connection with his employment by the Company in January 2014, Mr. Phillip DuPree, the Company’s Executive Vice President, President Dealer Services, was granted 40,000 performance-based inducement stock options under an Inducement Stock Option Agreement dated January 13, 2014. The terms of the DuPree Inducement Options are described under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis--2014 Compensation Decisions--2014 Long-Term Equity Incentive Awards.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon the Company’s review of forms filed by directors, officers and beneficial owners of more than ten percent of the Company’s Common Stock (“Section 16 Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act and written representations, the Company is not aware of any failures by the Section 16 Reporting Persons to file on a timely basis the forms required to be filed by them pursuant to Section 16 of the Securities Exchange Act during the most recent fiscal year, except Ian Bentley, a beneficial owner of more than ten percent of the Company’s Common Stock, inadvertently failed to timely file a Form 4 with respect to a January 21, 2014 grant to Mr. Bentley of 2,000 stock options at an exercise price of $17.64 per share made in connection with in a company-wide grant of options. The Form 4 for this option grant was filed by Mr. Bentley on March 19, 2015.

TRANSACTION OF OTHER BUSINESS AT ANNUAL MEETING

As of the date of this Proxy Statement, the Board is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the Annual Meeting.  Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS

In order to be included in Autobytel’s proxy materials for the 2016 annual meeting of stockholders, any proposal must be received by January 7, 2016 and otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act.

In addition, Autobytel’s bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting.  For nominations or other business to be properly brought before the meeting by a stockholder, a stockholder must provide written notice delivered to the Secretary of Autobytel no less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting.  The notice must contain specified information and representations concerning the stockholder (and the beneficial owner, if any, on whose behalf the nomination or proposal is made), the nominee(s) or other business.  However, in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, the stockholder must deliver the notice not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Autobytel.  Notwithstanding compliance with the foregoing advance notice provisions, unless required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination or other business, the nomination will be disregarded and other business will not be transacted, notwithstanding that proxies in respect of the nomination or other business may have been received by Autobytel.  All notices of nominations or proposals by stockholders, whether or not to be included in Autobytel's proxy materials, should be sent to Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, Attention: Secretary.  A copy of the full text of the bylaw provision discussed above may be obtained by writing to the Secretary of Autobytel.

Autobytel reserves the right to reject, rule out of order or take other appropriate action with respect to any nominations or proposals that do not comply with these and other applicable requirements.

Because Autobytel did not have timely notice of any other matters to be brought before the Annual Meeting, the enclosed proxy card confers discretionary authority to vote on any other matters that may be presented at the meeting.

Please return your proxy as soon as possible.  Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted.  Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate, and return it in the enclosed prepaid return envelope. Prior to the Annual Meeting, stockholders may also provide voting instructions using the Internet at www.proxyvote.com or by calling 1.800.690.6903 as described in this Proxy Statement and accompanying proxy card.  Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors
April 29, 2015	Jeffrey H. Coats
President and Chief Executive Officer

AUTOBYTEL INC.
ATTN: GLENN E. FULLER
18872 MACARTHUR BOULEVARD
SUITE 200
IRVINE, CA 92612-1400

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92023-P65680

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUTOBYTEL INC.

The Board of Directors recommends you vote FOR the nominees listed and FOR proposals 2 and 3.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael A. Carpenter
02) Mark N. Kaplan

	For	Against	Abstain
2. APPROVAL, IN AN ADVISORY AND NON-BINDING VOTE, OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	☐	☐	☐
3. RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015	☐	☐	☐

NOTE: Signatures should agree with the names printed hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement, Annual Report and Stockholder Letter are available at www.proxyvote.com.
Stockholders wishing to attend the Annual Meeting in person may obtain directions by calling Autobytel Inc. at 949.862.1391.

M92024-P65680

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
June 18, 2015
10:00 a.m. (California)
18872 MacArthur Blvd.
Suite 200
Irvine, California 92612-1400

Jeffrey H. Coats, Kimberly S. Boren and Glenn E. Fuller and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of Common Stock of Autobytel Inc. held of record by the undersigned on April 24, 2015 at the Annual Meeting of Stockholders to be held on June 18, 2015, and at any adjournments or postponements thereof, as if the undersigned were present and voting at the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR THE NOMINEES NAMED IN THIS PROXY UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF STOCK OF AUTOBYTEL INC. THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY EXPRESSLY REVOKED.

Whether or not you expect to attend the meeting, you are urged to execute and return this Proxy, which may be revoked by you at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side

April 29, 2015

Dear Fellow Stockholders,

2014 was a pivotal year for Autobytel as we strengthened our position in the automotive marketing sector.  We generated increases in nearly every metric of our business, driven by enhanced lead quality, an accretive acquisition, and the advancement of several new product offerings.  Combined with industry tailwinds and the strongest dealer footprint in the history of our company, we believe we are well positioned to carry this momentum and capitalize on our numerous growth opportunities in 2015.

A Look Back
In January 2014, we acquired one of our top competitors, AutoUSA.  The acquisition significantly expanded our dealer footprint, adding an incremental 1,400 dealers and a larger relationship with 900 existing dealer customers. While AutoUSA previously had a much higher dealer churn rate and lower margins, throughout the course of 2014, we worked to stabilize that dealer churn and expanded their gross margin from 25% to 39% – in-line with the rest of our business.  At the end of 2014, our dealer count stood at 4,154, up 15% from the prior year.  This footprint still represents only 13% of the dealer franchises in the United States, offering a significant runway for growth in 2015 and beyond.

Our market presence remained strong in 2014, as consumers submitting leads through the Autobytel network accounted for over 4% of all new light vehicle retail sales in the United States during 2014.  For several of our OEM customers, consumers submitting leads through the Autobytel network represented over 6% of their entire respective new car retail sales.  Recognizing the high quality of our leads, many of our OEM customers expanded their Autobytel leads programs.  In fact, one customer increased its monthly volume of Autobytel leads by more than 300%.  On average, existing OEM customers increased their purchases of Autobytel leads by 30%.

Further supporting our position in the marketplace, J.D. Power and Associates reported in 2014 that nearly 80% of all U.S. new light vehicle consumer buyers use third party websites for vehicle research.  Independent reporting of these trends strengthens our value proposition to OEMs and dealers, particularly for the remaining 87% of dealer franchises that are not currently Autobytel customers.

The continued ramp within our existing client base demonstrates the growing demand for our high-quality leads, as OEMs and dealers become increasingly aware of the ROI they provide.  However, independent validation of the value of third-party leads has long been elusive.  That is, until we formed a relationship with IHS that enabled us to estimate a buy-rate for our leads through actual registration data derived from all 50 state DMVs.  At the end of 2014, the estimated buy rate for internally generated Autobytel leads was approximately 18%, which we believe is a conservative number given that not every car purchased can be matched this way.  Nevertheless, we believe this estimated buy rate is nearly 3 times higher than our closest competitors.  While IHS has helped quantify the high-quality nature of our leads, this information has also helped dealers gain a better understanding of their own performance.

This ability to provide actionable data to dealers represents a significant value proposition, especially in light of the ongoing shift in automotive advertising, where the dollars historically spent on print advertising continue to transition online.  This new era of digital media can provide highly targeted marketing and, more importantly, valuable information about the evolving needs and behavior of car buyers.  These trends reinforce our belief that dealers place a very high value on actionable consumer data.

In our advertising business, our strategic investment and commercial relationship with AutoWeb began to contribute meaningfully to our advertising results in the second half of 2014.  AutoWeb’s platform enables specialized targeting to high-intent online car shoppers, while allowing advertisers to optimize their campaigns efficiently.  AutoWeb’s website allows shoppers to use search criteria, including preferred monthly payment, vehicle type, make, model and MSRP.  Even though AutoWeb’s website is still officially in beta mode, the number of searches continues to grow at a dramatic rate, averaging over 1.8 million searches per month over the last 12 months.  While our ownership in AutoWeb is currently about 16%, we have an option through mid-September 2015 to purchase additional shares at the price of our initial investment.  If fully exercised, our ownership would increase to approximately 21% based on AutoWeb’s current outstanding shares.  This will be an important consideration, given that AutoWeb has announced that it expects to generate more than $10 million in revenue in 2015 after less than 2 years in operation.

A Look Ahead
In 2015, our primary focus will remain on providing dealers and manufacturers with the highest quality leads in the automotive marketplace.  While we believe our new car leads program will continue to be a key growth driver, we see a significant opportunity to expand our sales of used car leads, especially given that used car leads represented only 15% of our total lead business in 2014.  Several factors support pursuing this opportunity.  Used car sales in the U.S. are nearly 2-3 times that of new car sales, and we believe it has become increasingly easier to finance a used car given the current level of low interest rates in the marketplace.  We plan to take advantage of this opportunity similar to how we approached our new car leads business – by enhancing the technology of our used car lead generation activities, particularly through advanced search engine marketing (SEM).  We believe these efforts may generate an increasing number of high quality used car leads at very attractive margins, similar to our new car lead generation.

Another significant growth opportunity in 2015 is the advancement of our mobile product offerings.  In March, we launched enhancements to our cutting-edge TextShield product, which is the centerpiece of our mobile suite.  The new features enable dealers to send and receive mobile text messages with car shoppers using their existing toll-free and landline phone numbers.  This new capability allows our dealers to take advantage of the evolving behavior of car buyers and benefit from new ways in which to engage with them.  We have received strong initial interest from dealers regarding this new text-based lead management system, and we expect our full suite of mobile products to begin to meaningfully contribute in 2015.

Another key area of focus for 2015 will be dealer-facing marketing, which will involve more education and training regarding the quality of our leads and the ROI they provide.  We believe that the better we can educate our dealer customers, the better they will understand our true value proposition and the high return on investment our high quality leads can provide.  This effort is especially important as other competitive lead program models are introduced to the market.  Some are charging much higher fees and getting between the dealer and consumer on actual vehicle price, which ultimately undercuts dealer profits.  Our dealer marketing and education activities will highlight these differences to ensure our dealers understand the higher ROI they should achieve by purchasing Autobytel leads.

Recently, we made a small strategic investment in a company called GoMoto, a provider of hardware and SaaS services that enables consumers to interact with car shopping kiosks placed inside dealerships.  Large-screen in-store displays powered by GoMoto effectively ‘turn up the volume’ of the interactive touch experience consumers enjoy today on their tablets and mobile phones.  GoMoto now has access to our extensive content and video libraries, which further enhances the in-store shopping experience.  By connecting car shoppers and dealers in real time, and creating a more immersive experience for the consumer, this investment represents another important avenue for increasing our market presence and dealer value proposition.

In January of this year, we announced the promotion of Kim Boren to chief financial officer, succeeding Curt DeWalt effective April 1, 2015.  Curt served as an exceptional finance executive for Autobytel and was instrumental to our progress and growth over the last seven and a half years.  We thank him for his service and appreciated his assistance during the transition, and wish him all the best in his future endeavors.  As many of you know, Kim was a member of Autobytel’s financial analysis and planning group from July 2007 to June 2009, and rejoined the company in April 2010 as our senior director of financial planning and analytics.  After a series of promotions, Kim was most recently the company’s senior vice president of business analysis and websites, a position she held since February 2014.  Kim has the full confidence of our senior management and board of directors, and we all look forward to working with her in this new role.

With our people and systems in place, numerous avenues for growth, and strong industry tailwinds, Autobytel has never been better-positioned to capitalize on the growing and evolving automotive industry.  On behalf of our board of directors and management team, I would like to extend our deepest appreciation to our hard-working employees who helped make 2014 a banner year for Autobytel, as well as express our gratitude for the continued support of our loyal stockholders and customers.

Sincerely,

Jeffrey H. Coats
President and Chief Executive Officer

This letter contains forward-looking statements.  These statements are based on Autobytel’s current expectations, assumptions, estimates and projections about the company’s business and industry, and involve known and unknown risks, uncertainties and other factors that may cause the company’s or the company’s industry’s results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements.  Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “should,” “estimate,” “predict,” “guidance,” “potential,” “continue,” “goal,” “objective” or the negative of those terms or other similar expressions, identify forward-looking statements.  These forward-looking statements include statements that the company believes that it is well-positioned to carry its momentum and capitalize on its numerous growth opportunities in 2015 due to industry tailwinds combined with the strongest dealer footprint in the history of our company; that it believes that its new car leads program will continue to be a key growth driver in 2015; that the company sees a significant opportunity to expand its sales of used car leads in 2015; that the company believes that it has become increasingly easier to finance a used car given the current level of low interest rates in the marketplace; regarding the company’s plan to take advantage of the used car leads opportunity similar to how it approached its new car leads business – by enhancing the technology of its used car lead generation activities, particularly through advanced search engine marketing (SEM); the company’s belief that these efforts may generate an increasing number of high quality used car leads at very attractive margins, similar to its new car lead generation; regarding the company’s expectation that its full suite of mobile products will begin to meaningfully contribute in 2015; that the company believes that the better it can educate its dealer customers, the better they will understand the company’s true value proposition and the high return on investment its high quality leads can provide; that the company’s dealer marketing and education activities will highlight differences in the company’s lead model to competitor models to ensure the company’s dealers understand the higher ROI they should achieve by purchasing Autobytel leads; and that by connecting car shoppers and dealers in real time, and creating a more immersive experience for the consumer, this investment represents another important avenue for increasing the company’s market presence and dealer value proposition.  Autobytel’s actual results and the timing of events may differ significantly from those discussed in the forward-looking statements as a result of various factors, many of which are beyond the company’s control, including but not limited to, Autobytel’s ability to integrate successfully the AutoUSA business and to achieve significant cost synergies and meaningful increases in revenue and cash flow, customer acceptance of its mobile suite of products and services, the success of its investments in AutoWeb and SaleMove, economic conditions in the automobile buying market, and those factors discussed in the company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Risk Factors.”  Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements.  Except to the extent as may be required by law, Autobytel undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this letter.